STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

by and among

Paldwick S.A.,

Martín Migoya,

Martín Gonzalo Umaran,

Néstor Augusto Nocetti,

Guibert Andrés Englebienne,

Riverwood Capital LLC,

Riverwood Capital Partners (Parallel-B) L.P.,

Riverwood Capital Partners L.P.,

Riverwood Capital Partners (Parallel-A) L.P.,

FTVentures III L.P.,

FTVentures IIIN L.P.,

and

Endeavor Global Inc.,

as “Sellers”,

Globant S.A.

and

WPP Luxembourg Gamma Three S.à r.l.,

as “Buyer”

dated as of December 27, 2012

section 1

SALE AND PURCHASE OF purchased SHARES

1.1. Sale of Purchased Shares.	4
1.2. Purchase Price of the Purchased Shares.	4
1.3. Purchase Closing.	4
1.4. Purchase Closing Actions and Deliveries by the Parties.	4
1.5. Sole Act.	5
1.6. Post Purchase Closing Covenants.	6

section 2

Subscription FOR newly issued shares

2.1. Subscription for Newly Issued Shares.	7
2.2. Conditions Precedent to Subscription of Newly Issued Shares.	7
2.3. Subscription Closing.	8
2.4. Subscription Closing Actions and Deliveries by the Parties.	9
2.5. Sole Act.	10

section 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1. Organization, Standing and Power.	10
3.2. Authority; No Conflict; Required Filings and Consents.	10
3.3. Litigation.	11
3.4. Ownership of Purchased Shares.	11
3.5. No Other Agreements to Sell the Purchased Shares.	11
3.6. Shareholder Agreements.	12
3.7. Prior Legal Matters.	12
3.8. No Options.	12
3.9. Brokers.	12
3.10. Tax residence.	13

section 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1. Organization, Standing and Power.	13
4.2. Authority; No Conflict; Required Filings and Consents.	14
4.3. Litigation.	15
4.4. No Other Agreements to Sell the Purchased Shares.	15
4.5. Capitalization.	15
4.6. Activity and Business of the Company.	18
4.7. Corporate Documents.	19
4.8. Taxes.	19
4.9. Activities and Businesses of the Globant Subsidiaries.	21
4.10. Employee Matters.	23
4.11. Employee Benefit Matters. List of Plans.	24
4.12. Environmental Matters.	24
4.13. Data Privacy.	25
4.14. Intellectual Properties.	25
4.15. Related Party Contracts.	27
4.16. Contracts.	27
4.17. Claims of the Sellers.	28
4.18. Properties; Title to Properties.	28
4.19. Rights of Registration and Voting Rights.	28
4.20. Insurance.	28
4.21. Absence of Material Adverse Change.	28
4.22. Client Relations.	30
4.23. Corporate Controls.	31
4.24. Form F-1.	31
4.25. Copies of Documents.	31

section 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1. Organization, Standing and Power.	32
5.2. Authority; No Conflict; Required Filings and Consents.	32
5.3. Litigation.	32
5.4. Brokers.	33
5.5. Investment Intent.	33
5.6. Acknowledgment and Representations by the Buyer.	33
5.7. Sufficient Funds.	33

section 6

INDEMNIFICATION

6.1. Survival.	34
6.2. Indemnification by the Sellers and the Company.	34
6.3. Termination of Indemnification Obligations.	35
6.4. Limitations on Indemnification.	36

6.5. Notice of Claims; Settlements; Payments.	37
6.6. Indemnification by the Buyer.	40
6.7. Exclusive Remedies.	41

section 7

FURTHER COVENANTS

7.1. Cooperation of the Sellers and the Company.	42
7.2. Cooperation of the Buyer.	42

section 8

MISCELLANEOUS

8.1. Fees and Expenses.	42
8.2. Notices.	42
8.3. Construction.	45
8.4. Assignment; Binding Effect.	45
8.5. Amendment; Waiver.	46
8.6. Counterparts.	46
8.7. Severability.	46
8.8. Entire Agreement.	46
8.9. Governing Law.	46
8.10. Consent to Jurisdiction and Service.	46
8.11. Publicity.	47
8.12. Confidentiality.	48
8.13. No Third Party Beneficiaries.	49
8.14. Several but not Joint Liability.	49
8.15. [Intentionally left blank.]	49
8.16. Definitions.	49
8.17. Spousal Consent.	57

EXHIBITS

Exhibit A: Holdings of Globant Lux

Exhibit B: Purchased Shares

Exhibit C: Newly Issued Shares

Exhibit 1.2: Seller’s Accounts

Exhibit 1.4(a)(i): Purchase Price

Exhibit 1.4(b)(iv): Form of Indemnification Agreement

SCHEDULES

Schedule 1.4(b)(v): Copy of IRS Recognition Letter for Globant, LLC.

Schedule 3.5: No Other Agreements to Sell the Purchased Shares.

Schedule 4.3: Litigation.

Schedule 4.4: No Other Agreements to Sell the Purchased Shares.

Schedule 4.5(a)(i): Capitalization. Issued Share Capital of Globant Lux.

Schedule 4.5(a)(ii): Capitalization.Globant Lux Organizational Documents.

Schedule 4.5(c): Capitalization. Capital Stock of the Globant Subsidiaries.

Schedule 4.5(e): Capitalization.

Schedule 4.5(g): Stock Purchase and Option Agreements.

Schedule 4.5(i): Dividends; distributions.

Schedule 4.8: Taxes.

Schedule 4.9(b)(i): Activities and Businesses of the Globant Subsidiaries. Financial Statements.

Schedule 4.9(b)(ii): Activities and Businesses of the Globant Subsidiaries. Consolidated Reference Financial Statements.

Schedule 4.10(a): Employee Matters.

Schedule 4.11: Employee Benefit Plans.

Schedule 4.14: Intellectual Properties.

Schedule 4.15: Related Party Contracts.

Schedule 4.17: Claims of the Sellers.

Schedule 4.18: Properties; Title to Properties.

Schedule 4.19: Rights of Registration and Voting Rights.

Schedule 4.21: Absence of Material Adverse Change.

Schedule 4.22: Client Relations.

Schedule 8.16(a): Contribution Agreement.

Schedule 8.16(b): Organizational Chart.

STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

THIS STOCK PURCHASE AND SUBSCRIPTION AGREEMENT (including all Exhibits and Disclosure Schedules hereto, this “Agreement”), dated as of December 27, 2012, by and among:

(i)	Paldwick S.A., a corporation organized under the laws of the Oriental Republic of Uruguay (“Paldwick”), domiciled at Avenida Luis Alberto de Herrera 1052, Montevideo, Uruguay;

(ii)	Martín Migoya, Argentinean, Argentine I.D. (D.N.I.) No. 20,252,614, domiciled at Ingeniero Butty 240, 9th floor, City of Buenos Aires, Argentina, represented in this act by the individual who signs at the end of this instrument and acting in the capacity therein stated (hereinafter, "MM");

(iii)	Martín Gonzalo Umaran, Argentinean, Argentine I.D. (D.N.I.) No. 20,233,654, domiciled at Ingeniero Butty 240, 9th floor, City of Buenos Aires, Argentina, represented in this act by the individual who signs at the end of this instrument and acting in the capacity therein stated (hereinafter, "MU");

(iv)	Néstor Augusto Nocetti, Argentinean, Argentine I.D. (D.N.I.) No. 18,363,547, Ingeniero Butty 240, 9th floor, City of Buenos Aires, Argentina, represented in this act by the individual who signs at the end of this instrument and acting in the capacity therein stated (hereinafter, "NN");

(v)	Guibert Andrés Englebienne, Argentinean, Argentine I.D. (D.N.I.) No. 18,261,896, Ingeniero Butty 240, 9th floor, City of Buenos Aires, Argentina, represented in this act by the individual who signs at the end of this instrument and acting in the capacity therein stated (hereinafter, "GE");

(vi)	Riverwood Capital LLC, a limited liability company, incorporated and existing under the laws of the State of Delaware (“RW Capital”), having its registered office at c/o Corporation Service Company, 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808;

(vii)	Riverwood Capital Partners (Parallel-B) L.P., a Cayman Islands exempted limited partnership (“RW Parallel B”) with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(viii)	Riverwood Capital Partners L.P., a Cayman Islands exempted limited partnership (“RW CP”)with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(ix)	Riverwood Capital Partners (Parallel-A) L.P., a Cayman Islands exempted limited partnership (“RW Parallel A”)with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (RW Parallel A, together with RW Capital, RW Parallel B and RW CP, the “Riverwood Entities”);

(x)	FTVentures III L.P., a limited partnership, existing under the laws of Delaware (“FTV III”), having its registered office at 555, California Street, Suite 2900, CA 94104 San Francisco, USA;

(xi)	FTVentures IIIN L.P., a limited partnership, existing under the laws of Delaware (“FTV IIIN”), having its registered office at 555, California Street, Suite 2900, CA 94104 San Francisco, USA;

(xii)	Endeavor Global Inc., a corporation organized under the laws of the state of Delaware, United States of America (“Endeavor”, and together with Paldwick, MM, MU, NN, GE, RW Capital, RW Parallel B, RW CP, RW Parallel A, FTV III and FTV IIIN, the “Sellers”), domiciled at 900 Broadway, Suite 600, NY 10003, New York, USA;

(xiii)	Globant S.A., a corporation (Société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, not yet registered with the Trade and Companies Register of Luxembourg (indistinctly, “Globant Lux” or the “Company”) and

(xiv)	WPP Luxembourg Gamma Three S.à.r.l., a private limited liability company (société responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 124 Boulevard de la Petrusse, Luxembourg, L-2330, and registered with the Luxembourg Trade and Companies Register under registration number B 108.492 (the “Buyer” and together with the Company and the Sellers, each a “Party” and, collectively, the “Parties”).

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RECITALS

WHEREAS, the Sellers collectively own three hundred twenty-seven million four hundred eighty-eight thousand nine hundred seventy (327,488,970) shares of the Company, having a nominal value of US$0.10 per share, representing 100% of the issued share capital and voting rights of Globant Lux, in accordance with the holdings set forth in Exhibit A hereto (the “Globant Lux Shares”);

WHEREAS, Globant Lux owns, directly or indirectly, 100% of the capital stock and voting rights of the following subsidiaries: Globant S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain (“ITO”); ITO Holdings S.à.r.l, a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ITO Holdings”); RW Holdings S.à.r.l, a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“RW Holdings”); Sistemas Globales S.A., a corporation organized under the laws of Argentina (“Sistemas Globales”); Sistemas Globales Buenos Aires S.R.L., a limited liability company organized under the laws of Argentina (“Sistemas Globales Buenos Aires”); 4.0 S.R.L., a limited liability company organized under the laws of Argentina (“4.0”); IAFH Global S.A., a corporation organized under the laws of Argentina (“IAFH”); Globant LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (“Globant LLC”); Sistemas UK Limited, a limited liability company organized under the laws of the United Kingdom (“Sistemas UK”); Sistemas Globales Chile Asesorías Limitada, a limited liability company organized under the laws of the Republic of Chile (“SG Chile”); Sistemas Globales Uruguay S.A., a corporation organized under the laws of the Oriental Republic of Uruguay (“SG Uruguay”); Global Systems Outsourcing S.R.L. De C.V., a limited liability company organized under the laws of the United Mexican States (“GS Mexico”); Software Product Creation S.L., a limited liability company organized under the laws of the Kingdom of Spain (“SP Creation”); Sistemas Colombia S.A.S., a corporation organized under the laws of the Republic of Colombia (“Sistemas Colombia”); Globant Brasil Participações Ltda., a limited liability company organized under the laws of Brazil (“Globant Brazil”); and TerraForum Consultoria Ltda., a limited liability company organized under the laws of Brazil (“Terraforum”, and together with ITO, ITO Holdings, RW Holdings, Sistemas Globales, Sistemas Globales Buenos Aires, 4.0, IAFH, Globant LLC, Sistemas UK, SG Chile, SG Uruguay, GS Mexico, SP Creation, Sistemas Colombia and Globant Brazil, the “Globant Subsidiaries”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell to the Buyer, and the Buyer desires to acquire from the Sellers, 20% of each of the Seller’s outstanding shares in Globant Lux, on a pro rata basis, which collectively will imply a transfer from the Sellers to the Buyer of 65,497,793 shares of Globant Lux, as specified in Exhibit B hereto (the “Purchased Shares”), so that following such acquisition, the Buyer will own 20% of each class of Globant Lux Shares, constituting 20% of the issued share capital of Globant Lux; and

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WHEREAS, as part of the transaction, the Buyer also desires, upon the terms and subject to the conditions set forth herein, to invest in the Company by making a capital contribution in the form of a share capital increase of Globant Lux in an amount of six million four hundred and forty-eight thousand two hundred and ninety-seven Dollars (US$6,448,297) to such purpose in exchange for 6,331,665 additional common shares with no economic or voting preferences of Globant Lux, as specified in Exhibit C hereto (the “Newly Issued Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

SALE AND PURCHASE OF purchased SHARES

1.1          Sale of Purchased Shares.

Upon the terms and subject to the conditions set forth herein, each of the Sellers hereby severally (but not jointly) agrees to, on the Purchase Closing Date, sell to the Buyer (and the Buyer hereby agrees to purchase from the Sellers) all of the right, title and interest of the Sellers in and to the Purchased Shares, free and clear of all Liens (the “Purchase Transaction”).

1.2          Purchase Price of the Purchased Shares.

As full consideration for the sale by the Sellers to the Buyer of the Purchased Shares, in accordance with the terms and conditions of this Agreement, the Buyer shall pay to the Sellers on the Purchase Closing Date an aggregate purchase price of sixty-six million seven hundred four thousand two hundred ninety-one Dollars (US$66,704,291) (the “Purchase Price”), by wire transfer of immediately available funds to the Sellers’ Accounts, as set forth in Exhibit 1.2 hereto.

1.3          Purchase Closing.

The closing (the “Purchase Closing”) of the Purchase Transaction shall take place on the date hereof (the “Purchase Closing Date”) at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York.

1.4          Purchase Closing Actions and Deliveries by the Parties.

a)	At the Purchase Closing, the Buyer shall:

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(i)	Make payment of the Purchase Price in immediately available funds into the Sellers’ Accounts, as detailed in Exhibit 1.4(a)(i).

(ii)	Execute and deliver the Joinder Agreement.

(iii)	Deliver to the Sellers a certificate duly signed by an officer of the Buyer with sufficient powers confirming the authority of the Buyer’s signatories to this Agreement to sign this Agreement on behalf of the Buyer.

b)	At the Purchase Closing, the Sellers shall:

(i)	Deliver to the Buyer a copy of the shares register of Globant Lux reflecting the ownership by the Buyer of 20% of each class of Globant Lux Shares and revised ownership of all Sellers, as outlined in Exhibit B.

(ii)	Execute and deliver the Joinder Agreement.

(iii)	Deliver to the Buyer a certificate signed by the Secretary of the Company or any two directors of the Company signing jointly certifying (i) the resolutions of the Board of Directors of the Company (a) approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and (b) approving the execution of the Indemnification Agreement by the Company; and (ii) the resolutions of the Company’s shareholders approving the Transaction Agreements.

(iv)	Upon confirmation that the Purchase Price has been received, deliver to the Buyer one or more stock certificates representing the Purchased Shares, and, to the extent required under Applicable Law, deliver to the Company all stock certificates representing shares of the Company held by each Seller immediately prior to the Purchase Closing Date for cancellation.

(v)	Deliver to the Buyer a copy of the U.S. Internal Revenue Services (“IRS”) recognition letter delivered with respect to Globant, LLC, evidencing that the IRS has accepted Globant, LLC’s election to be taxed as a corporation for U.S. tax purposes (which is attached as Schedule 1.4(b)(v)).

1.5          Sole Act.

All acts contemplated under this Agreement to be carried out at the Purchase Closing shall be deemed to take place simultaneously.

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1.6          Post Purchase Closing Covenants.

(a) After the consummation of the Purchase Closing, the Sellers shall:

(i)	As promptly as possible from receipt of a written notice from the Buyer stating its intention to nominate a director to serve as a member of the Board of Directors of the Company (the “New Shareholder Director”), who shall not be a resident of the United States of America unless otherwise agreed by the Sellers, cause to take and take all necessary corporate action to appoint such New Shareholder Director to the Board as provided in Exhibit D to the Joinder Agreement.

(ii)	Upon appointment of the New Shareholder Director, cause the Company to execute and deliver, as promptly as possible, an indemnification agreement (the “Indemnification Agreement”) to the New Shareholder Director (of similar tenor to the ones entered into with the other Directors of the Company), in the form attached hereto as Exhibit 1.6(ii),

(iii)	Make commercially reasonable efforts to complete the registration of the Company with the Trade and Companies Register of Luxembourg as promptly as possible.

(iv)	Make commercially reasonable efforts to cause the Company to, and the Company hereby undertakes to use commercially reasonable efforts to, purchase twenty per cent (20%) of the outstanding and vested share options of the Company at an implied price equal to the Purchase Price per share, i.e., US$1.01842.

(b) The Company and the Buyer shall use good faith efforts to enter into an agreement providing for mutually beneficial business collaboration between the Company and the Buyer and/or any of their respective Affiliates.

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SECTION 2

Subscription FOR newly issued shares

2.1          Subscription for Newly Issued Shares.

(a)          Upon the terms and subject to the conditions set forth herein, prior to or on the Subscription Closing Date (i) each of the Sellers shall, to the fullest extent permitted by Applicable Law, waive any preemptive rights that may correspond to them, and together with the Buyer shall, to the extent required under Applicable Laws, unanimously vote and approve, and take all Necessary Action to approve, a capital increase in the Company in the amount of six million four hundred forty-eight thousand two hundred ninety-seven Dollars (US$6,448,297) and increase the authorized number of common shares of the Company in order to issue and sell the Newly Issued Shares (the “Capital Increase”), which shall be allocated to share capital and share premium to the extent applicable, and, if required, shall cause the members of the Board appointed by each of them to take any relevant corporate action for such purpose, and (ii) the Buyer shall subscribe and simultaneously pay the Capital Increase through a capital contribution in the same amount (the “Subscription Price”), for which the Company shall issue in favor of the Buyer the Newly Issued Shares (free and clear of any Liens), which shall be authorized and issued in accordance with the terms specified in the Articles of Association, and with all the economic and other rights pertaining to common shares of the Company (the “Subscription Transaction”).

(b)          In the event that prior to the Subscription Closing, there has been an adjustment to the Purchase Price (as such term is defined and used in Exhibit D to the Joinder Agreement) under Section 3.1 of Exhibit D to Joinder Agreement and/or the Buyer has been issued additional shares of the Company pursuant thereto, then the number of the Newly Issued Shares (and the corresponding per share price of each Newly Issued Share) in the Subscription Transaction shall be adjusted such that the Subscription Price would purchase the number of Newly Issued Shares as would have been adjusted in the same manner under Section 3.1 of Exhibit D to Joinder Agreement.

2.2          Conditions Precedent to Subscription for Newly Issued Shares.

2.2.1.      Conditions Precedent of the Buyer.

The obligation of the Buyer to consummate the subscription and payment for the Newly Issued Shares is subject, at the option of the Buyer, to the fulfillment on or prior to the Subscription Closing Date of the following conditions:

(a)          The Purchase Closing has occurred.

(b)          The Company be in good standing in the Grand Duchy of Luxembourg on the Subscription Closing Date and there shall be no grounds to reasonably believe that the Company shall not remain in good standing in the Grand Duchy of Luxembourg after the Subscription Closing Date.

(c)          The Company shall have opened a bank account in the Grand Duchy of Luxembourg in order to implement the Capital Increase in accordance with Applicable Laws.

(d)          All corporate action required by Applicable Law for the issuance of the Newly Issued Shares (other than the shareholders’ meeting of the Company referred to in Section 2.4(b)) has been completed to the Buyer’s satisfaction in its reasonable discretion.

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(e)          The Company shall have convened the shareholders’ meeting of the Company referred to in Section 2.4.b).

(f)           There shall be no legal, administrative, arbitral or other proceeding pending before any Governmental or Regulatory Authority, or any temporary restraining order or permanent injunction or other order issued by any Governmental or Regulatory Authority shall be in effect, prohibiting consummation of the transactions contemplated under this Agreement or making the consummation of the transactions contemplated under this Agreement illegal or that requires such transactions to be rescinded.

(g)          The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct as of the Subscription Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date, but not including the Purchase Closing Date).

(h)          The Company and the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement or any other Transaction Agreement on or prior to the Subscription Closing Date.

(i)           There shall not have been any event or occurrence that would constitute a Material Adverse Effect.

(j)           The Company and the Sellers, as applicable, shall have sent a written notice to the Buyer stating that the conditions set forth in (a) to (i) above have been fulfilled (the “Subscription Notice”), provided that it shall be understood that the Company shall make commercially reasonable efforts to open the bank account referred to in paragraph (c) above before January 31, 2013, to take all the corporate actions indicated in paragraph (d) above, and to send the notice contemplated in this paragraph (e) as promply as practicable after having completed the condition set forth in (c) above.

(k)          The Buyer shall have received an officer’s or directors’ certificate of the Company certifying as to the matters set forth in paragraphs (b), (c), (d), (e), (f), (g), (h) and (i).

2.2.2.      Conditions Precedent of each of the Sellers and the Company.

The obligation of the Sellers to cause the Company to consummate the Capital Increase, to waive their preemptive rights to allow the subscription of the Newly Issued Shares by the Buyer and to consummate the sale of the Newly Issued Shares is subject, at the option of the Sellers, to the occurrence of the Purchase Closing.

2.3          Subscription Closing.

(a)          The closing of the Subscription Transaction (the “Subscription Closing”) shall occur at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York, or at other place as the Parties may agree, on or before the fifth Business Day following the date on which the Company has sent to the Buyer the Subscription Notice, or at such other time as the Parties may agree in writing (the “Subscription Closing Date”), which Subscription Closing shall occur no later than January 31, 2013.

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(b)          In the event that all of the conditions set forth in Section 2.2.1 have been satisfied on or before the Subscription Closing Date and the Company has provided to Buyer the wire instructions required under Section 2.4(a), if within thirty (30) days following the Subscription Closing Date the Buyer has failed to take the actions and make the deliveries required to be taken or made by it under Section 2.4, then the Company may terminate any and all obligations under this Section 2 by giving written notice of such termination to the Buyer. If the obligations set forth in this Section 2 are terminated pursuant to the preceding sentence, no Party, nor any of its Affiliates, and none of their respective officers, directors, agents or Representatives shall thereafter have any Liability hereunder, except that such termination shall not relieve any Party from Liability for intentional breach or Fraud, prior to such termination, of any representation or warranty, covenant or agreement contained herein.

2.4          Subscription Closing Actions and Deliveries by the Parties.

a)	At the Subscription Closing, the Buyer shall make payment of the Subscription Price by wire transfer in immediately available funds into the Company’s bank account, At least two (2) Business Days before the day proposed for the Subscription Closing the Company shall provide to the Buyer the relevant information of the Company’s bank account to pay the Subscription Price on the Subscription Closing Date.

b)	At the Subscription Closing, the Sellers and the Buyer shall, to the extent required under Applicable Law, attend or participate at a shareholders’ meeting of the Company in which each of the Sellers and the Buyer shall vote and approve the Capital Increase and the issuance of the Newly Issued Shares, and if addition, if required, shall cause the members of the Board appointed by each of them to take any relevant corporate action for such purpose, which will be subscribed in its entirety by the Buyer and delivered to the Buyer free and clear from any Liens, in accordance with Section 2.1.

c)	At the Subscription Closing, the Company shall:

(i)	Deliver copies of the shares register reflecting the ownership by the Buyer of the Newly Issued Shares and the related notarial deed.

(ii)	Deliver a certificate signed by a duly authorized representative of the Company certifying the resolutions of the Company’s Board and the Company’s shareholders, to the extent required under Applicable Law, approving the Capital Increase and subscription of the Newly Issued Shares by the Buyer.

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d)	Within a reasonable period of time following the Subscription Closing, the Company shall deliver to the Buyer a stock certificate representing the Newly Issued Shares.

2.5          Sole Act.

All acts contemplated under this Agreement to be carried out at the Subscription Closing shall be deemed to take place simultaneously.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally (but not jointly) represents and warrants to the Buyer that the following representations are true and complete as of the date hereof with respect to each such Seller and not with respect to any other Seller.

3.1          Organization, Standing and Power.

Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to carry on its business as presently conducted. It is duly qualified to transact business and is in good standing in each jurisdiction where any failure to be so qualified or in good standing would reasonably be expected to have a Seller Material Adverse Effect.

3.2          Authority; No Conflict; Required Filings and Consents.

(a)          Such Seller has the full legal right and capacity, and all requisite power and authority, to enter into this Agreement and the Transaction Agreements and to consummate the transactions contemplated by this Agreement and the Transaction Agreements (collectively, the “Transactions”). The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Transactions by such Seller have been duly authorized by all necessary action on its part. This Agreement and the Transaction Agreements have been duly executed and delivered by such Seller and constitute its valid and binding obligation, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). There is no vote or consent of any partner, general or limited, or any other equity holder of such Seller, required in connection with its entry into this Agreement or any other Transaction Agreement to which it is a party, or with the consummation of the Transactions.

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(b)          The execution and delivery of this Agreement and the Transaction Agreements by such Seller does not, and the consummation by it of the Transactions shall not, (i) conflict with, or result in any violation or breach of, or default under, any provision of its organizational documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on its assets under, any of the terms, conditions or provisions of any agreement or contract to which it is a party or by which its properties or assets may be bound, or conflict with or violate any Applicable Law applicable to it or any of its properties or assets, except for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(c)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental or Regulatory Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement by it or the consummation by it of the Transactions, except for such other consents, approvals, Permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to result in a Seller Material Adverse Effect.

3.3          Litigation.

There is no legal, administrative, arbitral, governmental or other proceeding pending against it, or to such Seller’s Knowledge, investigation or allegation, whether at law or at equity, before or by any court or Governmental or Regulatory Authority, any arbitrator or other tribunal, which individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect.

3.4          Ownership of Purchased Shares.

Such Seller is the holder of record and beneficial owner of the Purchased Shares set forth across from its name in Exhibit B hereto, and has good and valid title to such Purchased Shares, and such Purchased Shares are free and clear of all Liens (other than transfer restrictions under Applicable Law and the articles of association or other organizational documents of the Company and the Existing Shareholders’ Agreement (as defined in the Joinder Agreement), as amended).

3.5          No Other Agreements to Sell the Purchased Shares.

Except as set forth on Schedule 3.5, such Seller does not have any agreement with any other Person to sell any of the capital stock of the Company or any of the Globant Subsidiaries, or all or substantially all of the assets of the Company or any of the Globant Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of the Globant Subsidiaries.

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3.6         Shareholder Agreements.

Except as set forth on Schedule 3.6 and as contemplated by or disclosed in the Transaction Agreements, such Seller is not a party to and has no Knowledge of any agreements, written or oral, relating to (i) the acquisition, disposition or registration under the U.S. Securities Act of 1933 (as amended, the “Securities Act”) of the securities of the Company or any Globant Subsidiary, or (ii) voting of the securities of the Company or any Globant Subsidiary.

3.7         Prior Legal Matters.

Such Seller has not been, during the last three (3) years, (a) subject to voluntary or involuntary petition under applicable bankruptcy or insolvency laws or the appointment of a receiver, fiscal agent or similar officer by a court for its business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it from engaging, or otherwise imposing limits or conditions on its engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by a Governmental or Regulatory Authority to have violated any applicable securities, commodities or unfair trade practices law or other similar foreign laws, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.8         No Options.

Except for the Endeavor Option, there are no options of any kind to acquire any shares of capital stock of the Company, or other similar rights, owned by such Seller and there are no agreements or understandings with respect to the sale or transfer of such shares of capital stock owned by such Seller or other similar rights of the Company owned by such Seller.

3.9         Brokers.

No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of such Seller, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

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3.10       Tax residence.

Such Sellers’ jurisdiction of organization (in the case of an entity) or residence (in the case of an individual) set forth in the preamble of this Agreement is true and correct. Such Seller does not have a permanent (and, as of the Purchase Closing Date, any) tax presence in any jurisdiction other than, in the case of an entity, its jurisdiction of organization, or, in the case of an individual, his residence, in each case, as set forth in the preamble of this Agreement, provided that RW Parallel B, RW CP and RW Parallel A file U.S. Tax returns.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that the following representations are true and complete as of the date hereof and as of the Subscription Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they are true and correct as of such earlier date).

4.1         Organization, Standing and Power.

(a)          Except as indicated in paragraph (b) below, each of the Company and the Globant Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of its respective jurisdiction of incorporation or formation, and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a corporation or other legal entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          The Company is validly incorporated and existing since December 10, 2012. Upon registration of the Company with the Trade and Companies Register of Luxembourg and its publication in Memorial C, the Luxembourg official gazette for companies, the Lux Reorganization shall have been completed in compliance with Applicable Laws in all material respects. The Company, ITO and their shareholders (as the case may be), had all corporate authorities, requisite power and authority to enter into the Lux Reorganization. The consummation of the Lux Reorganization by the Company and ITO was duly authorized by all necessary action on their part and all applicable board, shareholder and member consents were duly obtained. The Lux Reorganization did not conflict with, or result in any violation or breach of, or constitute a default under, require a consent or waiver under, require the payment of a penalty under or result in the creation or imposition of any Lien on, any of the Company’s material assets under any agreement or contract to which it is a party, or by which its material properties or assets may be bound, or conflict with or violate any material Applicable Law.

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4.2         Authority; No Conflict; Required Filings and Consents.

(a)          The Company has all requisite power and authority to enter into this Agreement and the Transaction Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Transactions by it has been duly authorized by all necessary action on its part. This Agreement and the Transaction Agreements have been duly executed and delivered by it and constitute the valid and binding obligation of it, enforceable against it in accordance with their terms, subject to the Bankruptcy and Equity Exception. There is no vote or consent of any partner, general or limited, or any other equity holder of it, required in connection with its entry into this Agreement or any other Transaction Agreement to which it is a party, or with the consummation of the Transactions.

(b)          The execution and delivery of this Agreement and the Transaction Agreements by the Company does not, and the consummation by it of the Transactions shall not, (i) conflict with, or result in any violation or breach of, or default under, any provision of its organizational documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on any of its assets under any of the terms, conditions or provisions of any agreement or contract to which it is a party, or by which its properties or assets may be bound, or conflict with or violate any Applicable Law applicable to it or any of its properties or assets, except for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not have a Material Adverse Effect.

(c)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental or Regulatory Authority is required to be obtained or made by the Company or any of the Globant Subsidiaries or with respect to any of them in connection with the execution and delivery of this Agreement by the Company or the consummation by it of the Transactions, except for such other consents, approvals, Permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect.

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4.3         Litigation.

Except as set forth on Schedule 4.3, there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Knowledge of the Company, threatened (i) against the Company or any of the Globant Subsidiaries or any of the Founders; (ii) that questions the validity of the Transaction Agreements or the right of the Company and/or the Sellers to enter into them, or to consummate the Transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Globant Subsidiaries, to Knowledge of the Company, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority (in the case of the Founders, directors or employees, such as would affect the Company) that would reasonably be expected to adversely affect the material assets or business of the Company and the Globant Subsidiaries, on a consolidated basis. There is no action, suit, proceeding or investigation by the Company or any of the Globant Subsidiaries pending or that the Company or any of the Globant Subsidiaries intends to initiate that would individually or in the aggregate reasonably be expected to materially adversely affect the assets or business of the Company and the Globant Subsidiaries, on a consolidated basis.

4.4         No Other Agreements to Sell the Purchased Shares.

Except as set forth on Schedule 4.4, neither the Company nor any of the Globant Subsidiaries has any agreement with any other Person to sell any of the capital stock of the Company or any of the Globant Subsidiaries, or all or substantially all of the assets of the Company or any of the Globant Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of the Globant Subsidiaries.

4.5         Capitalization.

a)	Issued Share Capital of Globant Lux. The issued share capital of Globant Lux consists of 327,488,970 Globant Lux Shares, par value ten cents of Dollars (US$ 0.10) divided into (i) 24,227,220 Class A Shares, (ii) 94,196,507 Class B Share, (iii) 86,301,627 Class C Shares, (iv) 193,520 Class D Shares, (v) 40,929,714 Class E Shares, (vi) 20,464,856 Class F Shares, (vii) 16,910,468 Class G Shares, (viii) 40,803,741 Class H Shares, and (ix) 3,411,337 Class I Shares. Schedule 4.5(a)(i) sets forth the capitalization of Globant Lux (on a fully diluted basis, including all share capital issuable upon exercise or conversion of any outstanding options, warrants or other derivative securities (“Options”), as of December 31, 2012) immediately before the Purchase Transaction, immediately after the Purchase Closing Date and immediately after the Subscription Closing Date (assuming that no Option holders have exercised any Options before those dates). The rights and privileges of the Globant Lux Shares are as set forth in the organizational documents of Globant Lux attached hereto as Schedule 4.5(a)(ii). All the Globant Lux Shares are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with Applicable Laws and the articles of association or other organizational or governing documents of the Company.

b)	Authorized Share Capital of Globant Lux. The authorized capital of Globant Lux, excluding the issued share capital, consists of 44,657,587 shares, par value ten U.S. cents (US$ 0.10).

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c)	Capital Stock of the Globant Subsidiaries. The authorized capital stock of each of the Globant Subsidiaries, and any capital contributions therein not represented by shares, are described on Schedule 4.5(c). All the capital stock of each of the Globant Subsidiaries is duly authorized, validly issued, fully paid (except as disclosed on Schedule 4.5(c)) and non-assessable and has been issued in compliance with Applicable Laws and the by-laws or other organizational or governing documents of the relevant Globant Subsidiary.

d)	Transfer of the Purchased Shares and the Newly Issued Shares to the Buyer. Upon the consummation of the Purchase Transaction, the Buyer shall receive good and marketable title to, and sole legal and beneficial ownership of, the Purchased Shares free and clear of any Lien (other than transfer restrictions under Applicable Law and the articles of association or other organizational documents of the Company and the Existing Shareholder’s Agreement (as defined in the Joinder Agreement), as amended). Upon the consummation of the Subscription Transaction, the Buyer shall receive good and marketable title to, and sole legal and beneficial ownership of, the Newly Issued Shares free and clear of any Lien (other than transfer restrictions under Applicable Law and the articles of association or other organizational documents of the Company and the Existing Shareholders’ Agreement (as defined in the Joinder Agreement), as amended) and all such Newly Issued Shares shall be duly authorized, validly issued, fully paid and non-assessable and will have been issued in compliance with Applicable Laws and the articles of association or other organizational or governing documents of the Company. Shares of the Company issued to the Buyer pursuant to the Joinder Agreement and the Reset Agreement shall be duly authorized, validly issued, fully paid and non-assessable and will have been issued in compliance with Applicable Laws and the articles of association or other organizational or governing documents of the Company.

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e)	Except as set forth in Schedule 4.5(e) and the transactions contemplated in this Agreement, (A) there are no equity securities of any class of the Company or any Globant Subsidiary, or any security exchangeable into, convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding, (B) there are no existing or authorized subscriptions, options, warrants, equity securities, calls or commitments, preemptive rights, rights of exchange, rights of first offer, rights of first refusal or similar rights or other agreements or contracts of any character to which the Company or any Globant Subsidiary is a party or by which the Company or any Globant Subsidiary is bound obligating the Company or any Globant Subsidiary to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any Globant Subsidiary or any security or rights convertible into or exchangeable into or exercisable for any such shares or other equity interests, or obligating the Company or any Globant Subsidiary to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement issued or outstanding, (C) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company or any of the Globant Subsidiaries, (D) there is no authorized or outstanding Indebtedness of the Company or any Globant Subsidiary having a right to vote (or convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which holders of capital stock may vote, and (E) there are no obligations, contingent or otherwise, of the Company or of any Globant Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company.

f)	The Company has not given the notice set forth in Section 3 of the Stock Option Agreement dated December 10, 2012, entered into by and between Endeavor Catalyst, Inc. and the Company, and thus, as of the date hereof, the condition triggering Endeavor Catalyst, Inc.’s right to purchase equity securities of the Company pursuant to that Option Agreement is has not yet been fulfilled.

g)	Except as set forth in Schedule 4.5(g), none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or document upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s stock option plan is not assumed in an acquisition. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

h)	The Company has obtained valid waivers of any rights by any of the Sellers or any other parties to purchase any of the Shares covered by this Agreement.

i)	Except as set forth in Schedule 4.5(i), (i) the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any equity securities of the Company, and (ii) no Globant Subsidiary has declared or paid any dividends or authorized or made any distribution upon or with respect to any equity securities of such Globant Subsidiary, in each case, in the three (3) calendar years prior to the date hereof.

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4.6         Activity and Business of the Company.

a)	Business. The Company is a holding company and its business has been and is limited to holding shares of the Globant Subsidiaries. Schedule 4.6(a) sets forth each direct and indirect subsidiary of the Company and its jurisdiction of formation. The Company is not a participant in any joint venture, partnership or similar arrangement. All issued and outstanding shares of capital stock or equity interests (as applicable) of each of the Globant Subsidiaries are owned directly or indirectly by the Company free and clear of all Liens (other than transfer restrictions under Applicable Laws). Except for its ownership interests in the Globant Subsidiaries, the Company does not own, of record or beneficially, directly or indirectly, any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of, or any other equity interest in, any other Person. The Company was incorporated on December 10th, 2012 and since then there has been no Material Adverse Change with respect to the Company.

b)	Permits; Compliance with Applicable Law. (i) The Company and the Globant Subsidiaries hold all material Permits; (ii) such Permits are in full force and effect and the Company and the Globant Subsidiaries are presently in material compliance in all respects with their terms; (iii) the Company and the Globant Subsidiaries are presently in material compliance with all Applicable Laws including, as applicable to the Argentine Globant Subsidiaries, with Argentine foreign exchange control regulations, as promulgated by the Argentine Central Bank (communiques A 5264 and 5330, etc.); (iv) no event has occurred or exists that (with or without notice or lapse of time) is reasonably likely to constitute a violation of a material Permit or Applicable Law; (v) neither the Company nor any of the Globant Subsidiaries has received written or oral notice regarding a potential violation of a material Permit or Applicable Law; and (vi) all material applications required to be filed to renew any material Permits have been filed within the relevant periods prescribed for the filing of any such application.

c)	Compliance with Other Instruments. None of the Company and the Globant Subsidiaries is in violation or default (i) of any provisions of its respective organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or of any provision of any relevant statute, rule or regulation promulgated by a Governmental or Regulatory Authority, the violation of which could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such material provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any Lien, charge or encumbrance upon any material assets of the Company or any Globant Subsidiary or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any Globant Subsidiary.

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4.7         Corporate Documents.

The Articles of Association of the Company are in the form provided to the Buyer. The copies of the minute books of the Globant Subsidiaries provided to the Buyer contain minutes of all meetings of directors and shareholders thereof and all actions by written consent without a meeting by the directors and shareholders thereof since the date of incorporation of the relevant Globant Subsidiary and accurately reflect in all material respects all actions by the directors (and any committee of directors) and shareholders thereof with respect to all transactions referred to in such minutes.

4.8         Taxes.

The Company and each of the Globant Subsidiaries has timely filed, or caused to be filed (taking into account any valid extensions of due dates), completely and accurately in all material respects, all national, state, local, city, or other Tax or information Returns required under the statutes, rules or regulations of any jurisdiction(s) to be filed by the Company or any of the Globant Subsidiaries with respect to any Tax, and in such cases in which the Company or any of the Globant Subsidiaries has failed to do so, it filed or has caused to be filed all additional or supplementary Returns and has paid any and all applicable interest amounts and/or fines purported to cure the relevant failure or delay, as required under Applicable Laws. All Taxes shown on said Returns to be due and all other Taxes due and owing (whether or not shown on any Return) have been paid in full and all additional assessments received prior to the Relevant Closing Date have been paid in full or are being contested in good faith or an appropriate accrual has been set up for payment of such Taxes and the Company or the relevant Globant Subsidiary has entered into a payment plan, if applicable, for the payment of such Taxes and is in full compliance with such plan as required under Applicable Laws, provided that the amount of Taxes included in such payment plan do not exceed for the Company or each of the Globant Subsidiaries five percent (5%) of the total Taxes paid or payable by the Company or such Globant Subsidiary for the fiscal year ended as of December 31, 2012. The amounts set up as accruals for Taxes on the balance sheets contained in the Consolidated Reference Financial Statements and the Financial Statements are, to the Knowledge of the Company and the Globant Subsidiaries, sufficient in the aggregate (considering therefore underestimated and overestimated accruals) with respect to the Company and the Globant Subsidiaries, on a consolidated basis, for the payment of all unpaid Taxes of the Company or any Globant Subsidiary, as the case may be, whether or not disputed, for all periods ended on and prior to the date thereof. Since the Relevant Fiscal Year End, neither the Company nor any of the Globant Subsidiaries has incurred any Liabilities for Taxes other than in the ordinary course of business. The Company and each Globant Subsidiary has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company and each Globant Subsidiary has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, service providers, members, residents and non-residents (other than Taxes that are being contested by the appropriate proceeding) and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. Except as set forth on Schedule 4.8, none of the Tax Returns of the Company or any Globant Subsidiary has ever been audited by any Governmental or Regulatory Authority. No examination of any Return of the Company or any Globant Subsidiary is currently in progress, and none of the Company nor any Globant Subsidiary has received notice of any proposed audit or examination. The Company and the Globant Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No material deficiency in the payment of Taxes by the Company or any Globant Subsidiary for any period has been asserted in writing by any taxing authority and remains unsettled as of the date of this Agreement. To the Knowledge of the Company and each Globant Subsidiary, no taxing authority has any reasonable basis to assess any additional Taxes against the Company or any Globant Subsidiary.

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None of the Company and the Globant Subsidiaries has made any election that could result in the treatment of any of Globant or any Globant Subsidiary as if had made a deemed or actual sale of its assets subject to Tax in any jurisdiction. None of the Company or any Globant Subsidiary has entered into any agreement, waiver or other arrangement providing for any extension of time with respect to the assessment or collection of any Taxes. None of the Company and the Globant Subsidiaries has been a member of any combined Tax filing group, either voluntarily or involuntarily. None of the Company and the Globant Subsidiaries is a party to any Tax allocation or tax sharing agreement. None of the Company and the Globant Subsidiaries will be required as a result of a change in Tax accounting method for any period ending on or before the Relevant Closing Date or as a result of the Transactions contemplated herein to include any adjustment under any Tax law in income for any period ending after the Relevant Closing Date. None of the Company and the Globant Subsidiaries has made an election, and none have elected, or are required to elect, to treat any asset owned for non-Tax purposes by any of them as owned by another Person for any Tax purpose. None of the Company and the Globant Subsidiaries has participated in a transaction that under the Tax laws of the relevant jurisdiction must be reported to any Governmental or Regulatory Authority in order to reduce or avoid penalties or other legal sanction. The Company and each of the Globant Subsidiaries, as applicable, has made any and all disclosures to Governmental Authorities necessary and/or helpful in reducing potential penalties under relevant Tax laws. None of the Company or the Globant Subsidiaries is obligated to make any payments or is a party to any Contract that under certain circumstances could obligate the Company or the Globant Subsidiary, as the case may be, to make any payments to or for the direct or indirect benefit of any service provider to any thereof that will not be deductible under any income Tax law due to its connection with a change in control. None of the Company and the Globant Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Relevant Closing Date as a result of any: (a) closing agreement with any Tax authority; (b) installment sale or open transaction disposition made on or prior to the Relevant Closing Date; or (c) prepaid amount received on or prior to the Relevant Closing Date. None of the Company and the Globant Subsidiaries is required to pay any Taxes due or payable by it with respect to any of the Pre-Closing Periods or to any acts or events occurring prior to the Purchase Closing Date, except for such Taxes with respect to which the Company or any Globant Subsidiary, as applicable, has entered into a payment plan for the payment of such Taxes and is in full compliance with such plan as required under Applicable Laws; provided that the amount of Taxes included in such payment plan do not exceed for the Company or each of the Globant Subsidiaries five percent (5%) of the total Taxes paid or payable by the Company or such Globant Subsidiary for the fiscal year ended as of December 31, 2012.

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No action has been taken to have Globant, LLC, ITO or the Company treated as other than a corporation for U.S. Tax purposes.

4.9         Activities and Businesses of the Globant Subsidiaries.

a)	Business. Since the Relevant Fiscal Year End, there has been no Material Adverse Change with respect to any Globant Subsidiary.

b)	Financial Statements.

(i)	(a) The audited financial statements of each Globant Subsidiary as of the Relevant Fiscal Year End and the unaudited financial statements (including the balance sheet (the “Balance Sheet”), income statement and statement of cash flows) for the most recent completed fiscal quarter of each Globant Subsidiary (other than Globant Brazil and GS Mexico) are attached hereto as Schedule 4.9(b)(i) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with Relevant GAAP applied consistently throughout the periods involved, except that the unaudited Financial Statements may not contain all footnotes required by Relevant GAAP. The Financial Statements present fairly the financial condition of the Globant Subsidiaries in all material respects as at such dates and the results of their operations, changes in shareholder equity and cash flows for the periods then ended, subject in the case of the unaudited Financial Statement to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Globant Subsidiaries have no Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the end of their respective most recent fiscal quarters, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) Liabilities and obligations of a type or nature not required under Relevant GAAP to be reflected in financial statements, which, in all such cases, individually and in the aggregate could not have a Material Adverse Effect. The Globant Subsidiaries maintain a standard system of accounting established and administered in accordance with Relevant GAAP.

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(ii)	(a) The audited consolidated financial statements of ITO for the year ended as of December 31, 2011, which include all the Globant Subsidiaries except for ITO Holdings, RW Holdings, Globant Brazil and Terraforum, and (b) the unaudited consolidated financial statements of ITO for the 6-month period ended June 30, 2012, which are attached hereto as Schedule 4.9(b)(ii) (collectively, the “Consolidated Reference Financial Statements”), have been prepared in accordance with Relevant GAAP applied consistently throughout the period involved, except that the unaudited Consolidated Reference Financial Statements may not contain all footnotes required by Relevant GAAP. The Consolidated Reference Financial Statements present fairly the financial condition of ITO in all material respects as at such date and the results of its operations for the period then ended, subject in the case of the unaudited Consolidated Reference Financial Statements to normal year-end audit adjustments. Except as set forth in the Consolidated Reference Financial Statements, ITO has no Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the end of its most recent fiscal quarter, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) Liabilities and obligations of a type or nature not required under Relevant GAAP to be reflected in financial statements, which, in all such cases, individually and in the aggregate could not have a Material Adverse Effect. ITO maintains a standard system of accounting established and administered in accordance with Relevant GAAP.

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4.10       Employee Matters.

a)	Except as disclosed in Schedule 4.10(a), (i) neither the Company nor any of the Globant Subsidiaries has engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of the Globant Subsidiaries is pending before any Governmental or Regulatory Authority; (iii) there is no organized labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company and the Sellers, threatened against or involving the Company or any of the Globant Subsidiaries; (iv) there are no labor unions representing or, to the Knowledge of the Company and the Sellers, attempting to represent the employees of the Company or any of the Globant Subsidiaries; (v) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of the Globant Subsidiaries and, to the Knowledge of the Company and the Sellers, no such claim or grievance has been threatened; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of the Globant Subsidiaries; and (vii) neither the Company nor any of the Globant Subsidiaries has experienced any work stoppage or similar organized labor dispute during the last three (3) years. Except as set forth in Schedule 4.10(a), there is no legal action, suit, proceeding or claim pending or, to the Knowledge of the Company, threatened between the Company or any of the Globant Subsidiaries and any of their respective employees, former employees, agents, former agents, job applicants or any association or group of employees that would reasonably be expected to adversely affect the material assets or business of the Company and the Globant Subsidiaries, on a consolidated basis.

b)	To the Knowledge of the Company, neither the execution or delivery of the Transaction Agreements, nor the carrying on of the business of the Globant Subsidiaries by their employees, nor the conduct of the business of the Globant Subsidiaries as now conducted and presently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or prospective employee is now obligated.

c)	None of the Globant Subsidiaries is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors that, individually or in aggregate, could reasonably be expected to have a Material Adverse Effect. Each Globant Subsidiary has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Each Globant Subsidiary has withheld and paid to the appropriate Governmental or Regulatory Authorities, or is holding for payment not yet due to such Governmental or Regulatory Authorities, all amounts required to be withheld from employees of such Globant Subsidiary and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing, except for such withholdings or payments that, individually or in aggregate, could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company and the Sellers, no key employee intends to terminate employment with any Globant Subsidiary or is otherwise likely to become unavailable to continue as a key employee, nor does any Globant Subsidiary have a present intention to terminate the employment of any of the foregoing.

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4.11       Employee Benefit Matters; List of Plans. Schedule 4.11 lists all employee benefit plans sponsored by the Company or any Globant Subsidiary for the benefit of any employee (each item listed on Schedule 4.11 being referred to herein individually, as an “Employee Benefit Plan” and collectively, as “Employee Benefit Plans”). Each Employee Benefit Plan (and each related trust, contract or fund) has been substantially maintained, funded and administered in accordance with its terms and complies in form and in operation in all material respects with the requirements of all Applicable Laws.  No Employee Benefit Plan provides severance, other termination-related benefits, or an acceleration of rights contingent upon the consummation of the Transactions contemplated under this Agreement or the Lux Reorganization and none of the Company and the Globant Subsidiaries has maintained or contributed to any Employee Benefit Plan that is a “defined benefit plan” or that provides retiree or self-funded welfare benefits.  All material contributions, premiums or other payments (including all employer contributions, and if applicable, all employee salary reduction contributions) that are due have been made on behalf of each Employee Benefit Plan and each trust that is intended to meet the requirements of all relevant Applicable Laws meets such requirements.  No event has occurred and no condition exists, with respect to any Employee Benefit Plan, that has subjected or could subject the Company, any Globant Subsidiary, any Seller or the Buyer (by virtue of the consummation of the Transactions contemplated under this Agreement), to any Tax, fine, penalty or other liability.  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” has been operated in good faith compliance with all Applicable Laws.

4.12       Environmental Matters.

(a) The Company and the Globant Subsidiaries are in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any Globant Subsidiary; (c) there are no pending legal, administrative proceedings (including any regulatory audit), arbitral or other proceeding or governmental investigations concerning Environmental Matters or, to the Knowledge of the Company and the Sellers, threatened legal, arbitral or other proceedings or governmental investigations concerning Environmental Matters, against the Company or any of the Globant Subsidiaries or to which any of the Globant Subsidiaries is a party which, in the case of each of the foregoing clauses (a) through (c), individually or in aggregate, could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 4.12, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

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4.13       Data Privacy.

In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), each Globant Subsidiary is and has been in compliance with all applicable laws in all relevant jurisdictions, the privacy policies of such Globant Subsidiary, and the requirements of any contract or codes of conduct to which such Globant Subsidiary is a party, except when the failure to so comply, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Globant Subsidiary has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each Globant Subsidiary is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations, except when the failure to so comply, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.14       Intellectual Properties.

4.14.1 Definitions. For purposes of this Agreement, the following terms have the following definitions:

(a)  “Company Owned IP” shall mean Registered IP and Unregistered IP.

(b)  “Intellectual Property of the Company” shall mean Company Owned IP and Licensed IP.

(c)  “Licensed IP” shall mean any Intellectual Property that is necessary to or used in the operation of the business of any of the Globant Subsidiaries, including the design, manufacture and use of the products and services of any Globant Subsidiary as it currently is operated or is reasonably anticipated to be operated in the future, but shall specifically not include Company Owned IP or any rights in or to materials created for clients as “work-made-for-hire.”

(d)  “Registered IP” shall mean any Intellectual Property that: (i) is owned by, or exclusively licensed to, any of the Globant Subsidiaries, and (ii) has been registered with any Governmental or Regulatory Authority or comparable entity in any jurisdiction throughout the world.

(e)  “Unregistered IP” shall mean any Intellectual Property that: (i) is owned by, or exclusively licensed to, any of the Globant Subsidiaries, and (ii) has not been registered with any Governmental or Regulatory Authority or comparable entity in any jurisdiction throughout the world.

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4.14.2    Intellectual Properties.

(a) Schedule 4.14 sets forth an accurate and complete list of all: (a) Registered IP and (b) Unregistered IP and Licensed IP that is material to the business of the Company or any of the Globant Subsidiaries. The registrations of the Registered IP listed on Schedule 4.14 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant Intellectual Property authorities, and except as set forth on Schedule 4.14, no actions (including filing of documents or payments of fees) are due within one hundred twenty (120) days after the Purchase Closing. Except as set forth on Schedule 4.14, no Person has any rights to use any of the Company Owned IP and neither the Company nor any of the Globant Subsidiaries has granted to any Person, or authorized any Person to retain, any rights in the Company Owned IP. The Company or the applicable Globant Subsidiary owns and has good and exclusive title to each item of Company Owned IP, free and clear of any Lien, except for Liens set forth on Schedule 4.18; and the Company or the applicable Globant Subsidiary has the right, pursuant to a valid Contract, to use or operate under all Licensed IP which requires a valid license to use. The Company and the Globant Subsidiaries are not in material violation of any material Contract to use Licensed IP. There are no Contracts between the Company or any of the Globant Subsidiaries and any other Person with respect to the Intellectual Property of the Company or any of the Globant Subsidiaries in respect of which there is any dispute known to the Company or any of the Globant Subsidiaries regarding the scope of such agreement, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of the Globant Subsidiaries. To the Knowledge of the Company and the Sellers, no Person is infringing or misappropriating any of the Company Owned IP. The Company and the Globant Subsidiaries are not infringing or misappropriating any Intellectual Property owned by a third party. Except as otherwise set forth on Schedule 4.14, all Company Owned IP was either developed (x) by employees of the Company or any of the Globant Subsidiaries within the scope of such employee’s employment duties; (y) by independent contractors pursuant to a written agreement by third parties who have assigned all of their rights therein to the Company or any of the Globant Subsidiaries; or (z) by third parties who have assigned all of their rights therein to the Company or any of the Globant Subsidiaries pursuant to a written agreement. Except as set forth on Schedule 4.14, no former or present employees, officers or directors of the Company or any Globant Subsidiary retain any rights of ownership in or use of any Company Owned IP, and no employees or third parties who have developed or participated in the development of Company Owned IP have any claims to any rights therein. In addition, except as set forth on Schedule 4.14, no former or present employees, officers, directors or independent contractors of any Globant Subsidiary retain any rights of ownership in or use of any Intellectual Property created by any Globant Subsidiary for clients as “work-made-for-hire” or that are subject to an exclusive assignment or license in favor of clients of any Globant Subsidiary, and no employees or third parties who have developed or participated in the development of such Intellectual Property for clients have any claims to any rights therein. No source code for any computer software of any Globant Subsidiary has been delivered or licensed by it to any escrow agent or other Person who is or was not an employee or contractor of such Globant Subsidiary. None of the Globant Subsidiaries is under an obligation to deliver or license the source code for any of such Globant Subsidiary’s computer software to any escrow agent or other Person who is not an employee or contractor of such Globant Subsidiary.

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(b)           Except as set forth on Schedule 4.14, (a) none of the Globant Subsidiaries has received any written claim from any third party alleging that its use of the Intellectual Property in its business as conducted prior to the date hereof infringes such third party’s rights, except for any claims which have been previously resolved and are no longer outstanding, and (b) to the Knowledge of the Company, the use of the relevant Intellectual Property by such Globant Subsidiary is not in violation of the Intellectual Property’s rights held by any third party in connection with such Intellectual Property.

4.15       Related Party Contracts.

Except as set forth on Schedule 4.15, there are no Related Party Contracts in force and all such Related Party Contracts that were terminated after the Relevant Fiscal Year End were so terminated without any indemnity or other amount being payable by any Globant Subsidiary to the other contracting party in connection with such termination. None of the Company and the Globant Subsidiaries is indebted, directly or indirectly, to any Related Party, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Related Parties of the Company or any Globant Subsidiary are, directly or indirectly, indebted to the Company. None of the Founders or any of their respective Related Parties have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the customers, suppliers, service providers, joint venture partners, licensees and competitors of any Globant Subsidiary, (ii) direct or indirect ownership interest in any firm or corporation with which the Company or any Globant Subsidiary is affiliated or with which any Globant Subsidiary has a business relationship, or any firm or corporation that competes with any Globant Subsidiary except that each of the Founders may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with a Globant Subsidiary or (iii) financial interest in any contract with a Globant Subsidiary.

4.16       Contracts.

Each Contract to which the Company or any of the Globant Subsidiaries, as applicable, is a party and that is material to the conduct of the business of any of the Globant Subsidiaries as presently conducted or proposed to be conducted is in full force and effect, and there exists no default or event of default by the Company or, to the Knowledge of the Company, by any other Person, or occurrence, condition, or act (including the purchase of the Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

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4.17       Claims of the Sellers.

Except as set forth on Schedule 4.17, as of the Relevant Closing Date, none of the Sellers nor any of the Related Parties holds any credits and/or claims against the Company or any Globant Subsidiary for any cause, contractual or otherwise.

4.18       Properties; Title to Properties.

Each Globant Subsidiary has good and marketable title to, or a valid leasehold interest in, all the property and assets (personal, tangible and intangible) used by such Globant Subsidiary to conduct its business, free and clear of all Liens, except for Liens set forth on Schedule 4.18. The property and equipment of the Globant Subsidiaries, whether owned or otherwise contracted for, is in a state of good maintenance and repair and is adequate and suitable in all material respects for the purposes for which it is presently being used.

4.19       Rights of Registration and Voting Rights.

Except as set forth on Schedule 4.19, the Company is not under any obligation to register under the Securities Act or any similar law any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as set forth on Schedule 4.19, no shareholder of the Company or any Globant Subsidiary has entered into any agreements with respect to the voting of capital shares of the Company or any Globant Subsidiary.

4.20       Insurance.

Each Globant Subsidiary maintains in effect as of the Relevant Closing Date (i) insurance on all of its real and personal properties (including leased or owned property) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against Liabilities, claims and risks, with first class and solvent insurers in such jurisdictions in which such Globant Subsidiary is organized or maintains operations, in at least such amounts and against at least such risks and with no greater risk retention as is customarily maintained, insured against or retained, as the case may be, by similarly situated companies engaged in the same or similar business in the relevant jurisdiction.

4.21       Absence of Material Adverse Change.

Except for the transactions set forth on Schedule 4.21:

(i)	Since the Relevant Fiscal Year End, none of the Globant Subsidiaries has conducted any activities other than in the ordinary course of business, consistent with past practice, and none of the Globant Subsidiaries has:

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i.	materially changed its business policies or practices, including, without limitation, policies and practices with respect to advertising, marketing, pricing, purchasing and sales;

ii.	changed an annual accounting period or adopted or changed any accounting method;

iii.	sold, transferred, leased to others, or otherwise disposed of any asset that is material to its operation or the operation of another Globant Subsidiary (or committed to do any of the foregoing);

iv.	permitted any of its material assets to be subjected to any Lien;

v.	canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of its business, consistent with prior practice;

vi.	made any bonus or profit sharing distribution;

vii.	increased or prepaid its indebtedness for borrowed money, or made any loan to any Person;

viii.	written down the value of any work in process, or written off as uncollectible any accounts receivable, which, individually or in the aggregate, is material to the Globant Subsidiaries as a whole;

ix.	otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business;

x.	amended or terminated any contract that is material to its business;

xi.	renewed, extended or modified any lease of real property, or, except in the ordinary course of business, any lease of personal property;

xii.	adopted, amended or terminated any Plan;

xiii.	suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate with all other such damages, destructions or losses suffered since the Relevant Fiscal Year End, constituted a Material Adverse Effect;

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xiv.	incurred any debt for borrowed money or other liability, except in the ordinary course of its business, consistent with prior practice; or

xv.	agreed, whether or not in writing, to do any of the foregoing (except for transactions contemplated by this Agreement).

(ii)	Since the Relevant Fiscal Year End, each Globant Subsidiary has conducted its business in the ordinary course, consistent with past practice, and it has not increased the compensation of any of its managers, officers, employees or agents, directly or indirectly, including by means of any pension plan, profit sharing, deferred compensation, savings, insurance, retirement, severance or termination agreement or plan, except in the ordinary course of business consistent with its prior practices.

(iii)	Other than the reimbursement of share premiums as disclosed in Schedule 4.5.(i), since the Relevant Fiscal Year End, none of the Globant Subsidiaries has changed its capitalization, declared any dividends for distribution or made any distribution to its respective shareholders or redeemed, purchased or otherwise acquired any of its equity interests or any option to acquire equity interests, or other right to purchase or acquire any of its equity interests.

4.22       Client Relations.

Schedule 4.22 sets forth for the Globant Subsidiaries taken as a whole: (a) the twenty (20) largest clients (measured by fees generated) as at December 31, 2011 and the fees from each such client and from all clients (in the aggregate) for the calendar year ended December 31, 2011; and (b) the clients currently under contract projected to be the twenty (20) largest clients (measured by fees generated) based on the current profit plans of the Globant Subsidiaries for the calendar year ending December 31, 2012, together with the estimated fees for each client and all clients (in the aggregate) for such calendar year. The Company does not warrant that the estimated projected fees set forth on Schedule 4.22 will prove to be accurate; provided, however, the Company does represent that they were made in good faith and upon a reasonable basis. No client identified pursuant to clauses (a) or (b) above has advised the Company or a Globant Subsidiary in writing that it is terminating or considering terminating the handling of its business by a Globant Subsidiary, as a whole or in respect of any particular project or service; or (y) is planning to reduce its future spending with such Globant Subsidiary in any material manner, and to the Knowledge of the Company (without making any inquiry of any clients), no such client has orally advised the Company, a Globant Subsidiary or a Seller of any of the foregoing events.

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4.23       Corporate Controls.

Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any officer, authorized agent, employee, consultant or any other Person, while acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly: used any Company or Subsidiary funds for unlawful contribution, gift or other expense relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; willfully established or maintained any unlawful or unrecorded fund or corporate monies or other assets; or willfully made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. Neither the Company nor any of the Globant Subsidiaries has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

4.24       Form F-1.

The information included in the Form F-1 of Globant S.A., as confidentially submitted to the Securities and Exchange Commission on September 10, 2012, is accurate in all material respects.

4.25       Copies of Documents.

The Company and the Sellers have caused to be made available for inspection and copying by the Buyer and its advisers, true, complete and correct copies of all documents referred to in this Section 4 or in any Schedule to this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to each Seller that the following representations are true and complete as of the date hereof.

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5.1         Organization, Standing and Power.

It is a legal entity duly organized, validly existing and in good standing in the jurisdiction of its incorporation or formation, except for such failures to be so organized or in good standing that could not reasonably be expected to have a Material Adverse Effect.

5.2         Authority; No Conflict; Required Filings and Consents.

(a)          It has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Transactions by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The execution and delivery of this Agreement and the Transaction Agreements by the Buyer does not, and the consummation by the Buyer of the Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, material amendment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s assets under, any of the terms, conditions or provisions of any material agreement to which the Buyer is a party or by which the Buyer’s properties or assets may be bound, or (iii) conflict with or violate any Applicable Law applicable to the Buyer or any of its properties or assets, except for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.

(c)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental or Regulatory Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the Transactions, except for such other consents, approvals, Permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect.

5.3         Litigation.

There is no legal, administrative, arbitral or other proceedings or governmental investigations pending against it, or to the Buyer’s Knowledge, investigation or allegation, whether at law or at equity, before or by any court or Governmental or Regulatory Authority, any arbitrator or other tribunal, which individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

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5.4         Brokers.

No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

5.5         Investment Intent.

The Buyer acknowledges that is acquiring the Purchased Shares and the Newly Issued Shares under this Agreement for its account for investment only and not with a view to their distribution or resale within the meaning of Section 2(a)(11) of the Securities Act. The Buyer acknowledges that neither the offer nor the sale of the Purchased Shares and/or the Newly Issued Shares has been registered under the Securities Act or under any state or foreign securities laws.

5.6         Acknowledgment and Representations by the Buyer.

The Buyer is an informed and sophisticated participant in the Transactions contemplated hereby and has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, prospects, results of operations and financial condition of the Company and the Globant Subsidiaries. In entering into this Agreement, the Buyer acknowledges that it has not relied upon any factual representations or opinions of the Company or the Sellers or their Representatives other than the representations and warranties of the Sellers expressly set forth in this Agreement, and the Buyer acknowledges that none of the Sellers, the Company or the Globant Subsidiaries, nor any of their respective directors, officers, shareholders, employees, controlling Persons or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, controlling Persons or Representatives, in each case other than the representations and warranties of the Sellers expressly set forth in this Agreement.

5.7         Sufficient Funds.

The Buyer has or has access to sufficient funds to pay the Purchase Price and the Subscription Price and fulfill all its obligations contemplated hereunder and such funds have resulted from legal activities carried out by the Buyer which comply with Applicable Laws on anti-money laundering in all material respects.

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SECTION 6

INDEMNIFICATION

6.1         Survival. All Representations and Warranties shall survive until thirty months after (a) the Purchase Closing Date with respect to the Purchased Shares and the Purchase Transaction, and (b) the Subscription Closing Date with respect to the Newly Issued Shares and the Subscription Transaction, except for (i) the Fundamental Representations and Warranties, (ii) Representations and Warranties of the Sellers contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8 and 3.9, and (iii) Representations and Warranties of the Buyer contained in Section 5 each of which shall survive until the expiration of the relevant statute of limitations.

6.2         Indemnification by the Sellers and the Company.

a)	Subject to Sections 6.1, 6.2(b), 6.2(c), 6.3, and 6.4 hereof, (1) each Seller severally, but not jointly, shall indemnify Buyer, its shareholders, directors and Representatives (each of them an “Indemnified Party”) and hold harmless all Indemnified Parties from and against any and all Losses incurred by the Indemnified Parties and arising out of or resulting from, or in connection with (A)(i) any breach of any of the Representations and Warranties contained in Section 3 made by such Seller, (ii) on a proportionate basis according to its applicable Pro Rata Participation, any breach of the Fundamental Representations and Warranties, and of the Representation and Warranty contained in Section 4.9.(b), and (B) any breach by such Seller of any covenants or other agreements of such Seller contained in this Agreement, and (2) the Company (together with each of the Sellers, individually, an “Indemnifying Party”, as may be applicable in each case in accordance with the indemnification rules set forth herein), shall indemnify the Indemnified Parties and hold harmless all Indemnified Parties from and against any and all Losses incurred by the Indemnified Parties and arising out of or resulting from, or in connection with (A) any breach of any of the Representations and Warranties contained in Section 4, and (B) any breach by the Company of any covenants or other agreements of the Company contained in this Agreement; provided that, for purposes of this Section 6.2(a), all such Losses shall be computed net of (x) any amounts recovered by the Indemnified Party from third parties within a period of thirty (30) months after the occurrence of the relevant Loss as direct compensation, whether in whole or in part, for the relevant Loss less any costs of recovery, and (y) of insurance proceeds actually received by the Indemnified Party in respect of the relevant Loss (net of any increases in the cost to such Indemnified Party for such insurance as a result of the recovery of such insurance proceeds, including retrospective premium adjustments) (any such Losses as computed on a net basis, a “Recoverable Amount”). Notwithstanding the foregoing sentence, (i) nothing contained in this Section 6 shall be construed to require any Indemnified Party to maintain any insurance coverage, and (ii) in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds. It is expressly agreed that each of the Sellers shall have no indemnification obligation under this Section 6 with respect to (i) any breach of covenant or breach of a Representation and Warranty by any other Seller, or (ii) any breach of covenant or breach of a Representation and Warranty by the Company (other than with respect to the Fundamental Representations and Warranties, and the Representation and Warranty set forth in Section 4.9.(b)).

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b)	Any of the Indemnifying Parties shall have no liability under Section 6.2(a) unless and until the aggregate amount on a cumulative basis of all Recoverable Amounts exceeds US$1,000,000 (one million Dollars) (the “Aggregate Threshold”). If the aggregate amount on a cumulative basis of all Recoverable Amounts exceeds the Aggregate Threshold, then the Indemnified Party shall be entitled to indemnification hereunder to the full extent of such Recoverable Amounts, including the Losses taken into account for the purpose of computing whether the Aggregate Threshold has been reached.

c)	The Aggregate Threshold shall not apply to Losses arising out of or resulting from, or in connection with (i) Fraud; (ii) any breach of any of the Fundamental Representations and Warranties; or (iii) any breach of any of the Representations and Warranties contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8 and 3.9.

6.3        Termination of Indemnification Obligations. The indemnity obligations of the Indemnifying Parties under Section 6.2 and of the Buyer under Section 6.6 shall terminate after thirty months as from the Purchase Closing Date except (a) as to matters as to which the applicable party entitled to indemnification (an “Indemnitee”) has made a claim for indemnification on or prior to such date specifically addressing an actual claim or demand, (b) as to matters as to which the applicable Indemnitee has suffered Losses arising out of the Indemnifying Party’s Fraud, and (c) in the case of the indemnity obligations of the Indemnifying Parties, as applicable with respect to any claim pertaining to a misrepresentation, inaccuracy or breach of warranty under any of the (i) Fundamental Representations and Warranties or (ii) Representations and Warranties contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8 and 3.9 or (iii) Representations and Warranties of the Buyer contained in Section 5. The obligations referred to in:

(i)          the preceding clause (a) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

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(ii)         the preceding clauses (b) and (c) shall terminate upon the expiration of the relevant federal, state, local or foreign statute of limitations, except as to matters as to which any Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

6.4         Limitations on Indemnification.

a)	In respect of all Losses for which Indemnifying Parties are liable hereunder arising out of or resulting from any breach of any of the Fundamental Representations and Warranties, the Indemnifying Parties’ liability shall not exceed in the aggregate an amount equal to US$30,000,000 (thirty million Dollars).

b)	In respect of all Losses resulting from Unknown Contingent Liabilities, the Indemnifying Parties’ liability shall not exceed in the aggregate US$15,000,000 (fifteen million Dollars).

c)	Except for Losses resulting from the Indemnifying Parties’ breach of any Representation or Warranty referenced in Sections 6.4(a) and (b) hereof, the Indemnifying Parties’ liability to the Indemnified Parties for any Losses resulting from any breach of any Representation or Warranty contained in Section 4 of this Agreement shall in no event exceed US$20,000,000 (twenty million Dollars) in the aggregate.

d)	Each of the limitations set forth above in paragraphs (a), (b) and (c) of this Section 6.4 shall in no event apply to Losses for which Indemnifying Parties are liable hereunder arising out of or resulting from (i) any breach of any Representation or Warranty set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8 and 3.9; or (ii) Fraud.

e)	Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, no Seller’s liability with respect to any indemnification obligation set forth herein shall exceed an amount equal to the gross portion of the Purchase Price actually received by or on behalf of such Seller for the Purchased Shares, which limitation shall not be construed to increase any of the limitations set forth in paragraphs (a), (b) and (c) above (it being acknowledged and agreed, for the avoidance of doubt, that the “gross portion of the Purchase Price actually received by or on behalf of” FTV III and FTV IIIN shall be US$15,923,831 upon receipt of the same by such Sellers).

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6.5         Notice of Claims; Settlements; Payments.

a)	If an Indemnified Party believes that it is entitled to indemnification from the Indemnifying Parties in respect of a Loss that is not a Third Party Claim, the Indemnified Party shall promptly give written notice to the Indemnifying Parties setting forth in detail the facts concerning the nature of such Loss, referring to the provisions of this Agreement in respect of which such claim for indemnification is being made, and including, to the extent known, a good faith estimate of the dollar amount of the Recoverable Amount in respect of such Loss (“Recoverable Claim Notice”). The failure or delay by the Buyer to provide the Recoverable Claim Notice pursuant to the immediately preceding sentence shall not impair its rights hereunder, but the amount of indemnification to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s claim for indemnification would have been less had the Recoverable Claim Notice been timely delivered. If Indemnifying Parties notify the Indemnified Party in writing that they do not dispute that the Recoverable Amount claimed in the Recoverable Claim Notice is a Recoverable Amount under Section 6.2(a), or fail to notify the Indemnified Party in writing within twenty (20) Business Days following receipt of the Recoverable Claim Notice that they dispute that the Recoverable Amount claimed in the Recoverable Claim Notice is a Recoverable Amount under Section 6.2(a), then the notifying Indemnifying Parties shall be deemed liable under Section 6.2(a) for the Recoverable Amount claimed in such Recoverable Claim Notice. If the Indemnifying Parties notify the Indemnified Party in writing within twenty (20) Business Days following receipt of the Recoverable Claim Notice that they dispute that all or part of the Recoverable Amount claimed in the Recoverable Claim Notice is a Recoverable Amount for which Indemnifying Parties are liable under Section 6.2(a), setting forth a reasonable basis for such dispute, then the applicable Parties shall attempt to resolve the dispute during a period of sixty (60) Business Days after the date on which Indemnifying Parties delivered such notification to the Indemnified Party.

b)	If any suit, action, proceeding, investigation, claim or demand shall be brought or asserted by any third party (a “Third Party Claim”) against an Indemnified Party, the Company or any Globant Subsidiary in respect of which an Indemnified Party may seek indemnification from the Indemnifying Parties pursuant to Section 6.2(a), the following procedure shall apply:

(i)	The Indemnified Party shall promptly, but in any event no later than thirty (30) Business Days of becoming aware of such Third Party Claim, or (to the extent reasonably possible) earlier as may be necessary for Indemnifying Parties to protect their rights appropriately, deliver to the Indemnifying Parties written notice of such third party claim (“Third Party Claim Notice”), which notice should set forth in detail the facts concerning the nature of such Third Party Claim and referring to the provisions of this Agreement in respect of which such claim is being made. Delay or failure by the Indemnified Party to deliver any notices as set forth in the preceding sentences of this paragraph shall not impair its rights hereunder, but the amount of indemnification to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s claim for indemnification would have been less had the Third Party Claim Notice been timely delivered or to the extent that the Indemnifying Party is materially prejudicial by such delay.

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(ii)	If any of the Indemnifying Parties do not notify the Indemnified Party in writing promptly, but in any event no later than ten (10) Business Days after receipt of the Third Party Claim Notice or (to the extent reasonably possible) earlier as may be necessary for the Indemnified Party to protect its rights appropriately, that they do not dispute that the Third Party Claim described in the Third Party Claim Notice is a Loss for which indemnification may be sought under Section 6.2(a), then such applicable Indemnifying Parties shall be deemed liable under Section 6.2(a) for such Third Party Claim. If any of the Indemnifying Parties timely notify the Indemnified Party that they dispute that the Third Party Claim described in the Third Party Notice is a Loss for which indemnification may be sought under Section 6.2 (a), setting forth a reasonable basis for such dispute, then the applicable Parties shall attempt to resolve the dispute during a period of sixty (60) Business Days after the date on which the applicable Indemnifying Parties make such notification.

(iii)	Unless Indemnifying Parties dispute that the Third Party Claim is a Loss for which indemnification may be sought under Section 6.2(a), the applicable Indemnifying Parties shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of the Third Party Claim Notice, to assume the defense of any Third Party Claim. For such purpose the applicable Indemnifying Parties shall retain legal counsel (the “Defense Counsel”) to defend such Third Party Claim, and the Indemnifying Parties shall pay the fees and disbursements of the Defense Counsel; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Parties and the Indemnified Party cannot agree upon such counsel within ten (10) Business Days after the Defense Notice is provided, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. In the event that the Indemnifying Parties, within fifteen (15) Business Days after receiving the Third Party Claim Notice, fail to appoint counsel to defend against such Third Party Claim, they shall be deemed to have elected not to conduct the defense of the subject claim, and the Indemnified Party shall have the right (upon notice to the Indemnifying Parties but without the consent of the Indemnifying Parties) to conduct the defense of such claim on behalf of and without the intervention of the Indemnifying Parties and for the account of the Indemnifying Parties. The Indemnifying Parties will be liable for all reasonable costs, fees, expenses and settlement amounts incurred in connection therewith.

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(iv)	In the event that the Indemnifying Parties do deliver a Defense Notice and thereby elect to conduct the defense of the subject claim, the Indemnifying Parties shall be entitled to have the exclusive control over the defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Parties such assistance and materials as they may reasonably request, all at the expense of the Indemnifying Parties; the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing at its expense. In such an event, the Indemnifying Parties will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(v)	Without the prior written consent of the Indemnified Party, the Indemnifying Parties will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(vi)	If an Indemnified Party refuses to consent to a bona fide offer of settlement that provides for a full release of the Indemnified Party and its affiliates and solely for a monetary payment that the Indemnifying Parties wish to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Parties, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Parties shall be limited to the amount of the offer of settlement that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Parties notified the Indemnified Party of the offer of settlement.

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(vii)	Notwithstanding clause (iv) above, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled at its expense to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would have a material adverse effect on the business or financial condition of the Indemnified Party, or (iv) if such claim would impose material liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Parties will still have all of its obligations hereunder, provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Parties, which consent will not be unreasonably withheld or delayed.

c)	In the event a Recoverable Amount shall have been finally determined, the amount of the related Loss shall be paid to the Indemnified Party, in immediately available funds, in Dollars.

6.6         Indemnification by the Buyer.

a)	The Buyer shall indemnify each of the Sellers, its shareholders, directors and Representatives (each of them herein a “Seller Indemnified Party”) and hold harmless all Seller Indemnified Parties from and against any and all Losses incurred by the Seller Indemnified Parties and arising out of or resulting from, or in connection with (i) any breach of any of the Representations and Warranties made by the Buyer in Section 5, and (ii) any breach by the Buyer of any covenants or other agreements contained in this Agreement; provided that, for purposes of this Section 6.6(a), all such Losses shall be computed net of (x) any amounts recovered by the Indemnified Party from third parties within a period of thirty (30) months after the occurrence of the relevant Loss as direct compensation, whether in whole or in part, for the relevant Loss (less any costs of recovery), and (y) insurance proceeds actually received by the Seller Indemnified Party in respect of the relevant Loss (net of any increases in the cost to such Seller Indemnified Party for such insurance as a result of the recovery of such insurance proceeds, including retrospective premium adjustments and experience-based premium adjustments) (any such Losses as computed on a net basis, a “Seller Recoverable Amount”).

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b)	Notwithstanding anything herein to the contrary, the Buyer shall have no liability under Section 6.6(a) (except in respect of its obligation, if any, to pay the Purchase Price and the Subscription Price) unless and until the aggregate amount on a cumulative basis of all Seller Recoverable Amounts exceeds US$1,000,000 (one million Dollars) (the “Indemnification Threshold”). If the aggregate amount on a cumulative basis of all Seller Recoverable Amounts exceeds the Indemnification Threshold, then the Seller Indemnified Party shall be entitled to indemnification hereunder to the full extent of such Seller Recoverable Amounts, including the Losses taken into account for the purpose of computing whether the Indemnification Threshold has been reached.

c)	In respect of all Losses for which the Buyer is liable hereunder arising out of or resulting from (i) any breach of any of the Representations and Warranties made by the Buyer, and (ii) any breach by the Buyer of any covenants or other agreements contained in this Agreement, the Buyer’s liability shall not exceed in the aggregate an amount equal to US$30,000,000 (thirty million Dollars).

Each of the limitations set forth above in this Section 6.6 shall in no event apply to Losses for which Buyer is liable hereunder arising out of or resulting from (i) any breach of any Representation or Warranty set forth in Sections 5.1, 5.2 and 5.5; or (ii) Fraud.

6.7         Exclusive Remedies.

The Parties acknowledge and agree that (i) the provisions of this Section 6 shall be the sole and exclusive remedies of the Buyer and the Sellers for any breach by the Company, the Sellers or the Buyer, as the case may be, of the Representations and Warranties in this Agreement; and (ii) notwithstanding anything to the contrary in this Agreement, the Indemnifying Parties shall have no liability under any provision of this Agreement (including, for the avoidance of doubt, Section 6 hereof) for any punitive, consequential or indirect damages suffered by an Indemnified Party; provided that nothing in this Section 6.7 shall limit, to the extent available, a Party’s right to seek specific performance or any other equitable remedies available under Applicable Law in connection with any covenant or agreement contained in this Agreement.

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SECTION 7

FURTHER COVENANTS

7.1         Cooperation of the Sellers and the Company.

At any time and from time to time after the Purchase Closing Date and the Subscription Closing Date, the Sellers and the Company shall execute and deliver to the Buyer such other documents and instruments as Buyer may reasonably request to implement the provisions hereof, to the fullest extent permitted by Applicable Law, and otherwise to cause Sellers and the Company to fulfill their respective obligations under this Agreement.

7.2         Cooperation of the Buyer.

At any time and from time to time after the Purchase Closing Date and the Subscription Closing Date, the Buyer shall execute and deliver to the Sellers or the Company, as applicable, such other documents and instruments as Sellers or the Company may reasonably request to implement the provisions hereof, to the fullest extent permitted by Applicable Law, and otherwise to cause Buyer to fulfill their respective obligations under this Agreement.

SECTION 8

MISCELLANEOUS.

8.1         Fees and Expenses.

a)	Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own expenses in connection with the negotiation and preparation of, and the consummation of the Transactions contemplated by, this Agreement.

b)	Each of the Parties will be exclusively responsible for the legal fees of their respective legal counsel. Sellers represent and warrant to the Buyer that neither they nor their counsels will claim from the Buyer any legal fees in connection with the Transactions contemplated hereby, and the Buyer represents and warrants to the Sellers that neither it nor its counsel will claim from the Sellers any legal fees in connection with the Transactions contemplated hereby.

8.2         Notices.

All notices, approvals, consents, waivers and other communications given or made pursuant to or in connection with this Agreement shall be in writing, and shall be deemed to have been received (i) if hand delivered, upon receipt with a written acknowledgment thereof, or (ii) if sent by facsimile (which must be followed by delivery of an original copy thereof on the same date by overnight courier or comparable delivery service), upon the Business Day immediately following receipt of the facsimile with a record thereof, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice) or (iii) the date two (2) Business Days after posting if transmitted by overnight courier or comparable delivery service, provided that if a copy of such notice is required to be delivered to any other Party hereunder, it must be delivered to such Party on the same date and in the same manner as the original notice:

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If to Paldwick S.A., to:

Av. Luis Alberto Herrera 1052

Escritorio 1402,

Montevideo

República Oriental del Uruguay

Fax No.: +598 2662-9942

With a copy (which shall not constitute notice) to:

Candioti Gatto Bicain & Ocantos

Cerrito 348, 5to B

C1010AAH Buenos Aires

Argentina

Attn.: Alejandro Candioti

Fax No.: +54 11-5256-6223

If to Martín Migoya, Martín Gonzalo Umaran, Néstor Augusto Nocetti or Guibert Andrés Englebienne, to:

Ing. Butty 240, Piso 6,

Ciudad de Buenos Aires,

Argentina

Fax: +54-11-4109-1700

Attn: Martín Migoya/Martín Umaran/Néstor Nocetti/Guibert Englebienne

With a copy (which shall not constitute notice) to:

Candioti Gatto Bicain & Ocantos

Cerrito 348, 5to B

C1010AAH Buenos Aires

Argentina

Attn.: Alejandro Candioti

Fax No.: +54 11-5256-6223

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If to Riverwood Capital LLC, Riverwood Capital Partners (Parallel-B) L.P., Riverwood Capital Partners L.P. or Riverwood Capital Partners (Parallel-A), to:

California Office:

Riverwood Capital, LLC

70 Willow Road, Suite 100

Menlo Park, CA 94025

Fax: +1-650-618-7300

Attn.: Francisco Alvarez Demalde

With a copy (which shall not constitute notice) to:

Marval, O’Farrell & Mairal,

Av. Leandro N. Alem 928

Buenos Aires

Argentina

Attention: Hernán Slemenson/Pablo Rojo

Fax No.: +54-11-4310-0200

If to FTVentures III L.P. or FTVentures IIIN L.P., to:

FTVentures III, L.P.

Attn.: Brad Bernstein

Cc: David Haynes

555 California Street, 29th Floor

San Francisco, CA 94104

Tel.: +1 (415) 229-3000

Fax: +1 (415) 229-3005

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attn.: David Breach

555 California Street, 27th Floor

San Francisco, CA 94104

Tel.: +1 (415) 439-1400

Fax: +1 (415) 439-1500

If to Endeavor Global Inc., to:

Endeavor Global

900 Broadway, Suite 600

New York, NY 10003 USA

Fax No.: +1 212-352-3200

Attn: Linda Rottenberg

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With a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022-6030 USA

Fax No.: +1 212-536-3901

Attn: Alejandro Fiuza

If to the Buyer, to:

WPP Group USA, Inc.

100 Park Avenue, 4th Floor

New York, New York 10017

Attention: Chief Financial Officer

Fax: +1 212- 632-2222

With a copy (which shall not constitute notice) to:

Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

Attention: Curt C. Myers, Esq.

Fax: +1-212-468-4888

8.3         Construction.

a)	The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

b)	As used herein, the neutral gender shall be deemed to denote both the masculine and feminine genders, and the singular includes the plural and the plural includes the singular. Unless otherwise resulting from the context, words such as “herein” and “hereof” shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

c)	All references herein to Sections shall be deemed to refer to Sections of this Agreement; all references herein to Exhibits shall be deemed to refer to Exhibits hereto, unless specified to the contrary.

d)	As used herein, the terms “include”, “includes”, “included” and “including” mean “including but not limited to”.

8.4          Assignment; Binding Effect.

This Agreement may not be assigned by any Party without the prior written consent of the other Parties and any assignment in violation thereof shall be null and void. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

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8.5          Amendment; Waiver.

This Agreement may be amended only by a written instrument signed by the Buyer, the Company and the Sellers. No provisions of this Agreement shall be deemed waived except by an instrument in writing signed by the Party sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

8.6          Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.7          Severability.

If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or its application to other Persons and circumstances shall not be affected thereby, and each term and provision hereof shall be enforced to the fullest extent permitted by law.

8.8          Entire Agreement.

This Agreement sets forth the entire understanding between the Parties relating to the subject matter hereof, and any and all prior correspondence, conversations, memoranda and agreements or other prior writings are hereby superseded.

8.9          Governing Law.

This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of New York without giving effect to any rules of conflicts of laws thereof.

8.10       Consent to Jurisdiction and Service.

a)	All disputes arising out of or in connection with this Agreement (individually, a “Legal Dispute”), shall be referred to and finally settled under the then current Rules of the American Arbitration Association (the “Arbitration Rules”), by three arbitrators (the “Arbitrators”) appointed in accordance with the Arbitration Rules.

b)	The Parties consent to exclusive jurisdiction in the City of New York, New York, United States of America and the arbitration proceeding shall be held in the City of New York, New York, United States of America and shall be conducted in English.

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c)	The Arbitrators shall render their determination according to law and not ex aequo et bono. The Arbitrators’ award may be enforced in any court having jurisdiction thereon.

d)	Each Party shall bear its own costs and attorney’s fees, and shall share equally in the fees and expenses of the Arbitrators. No punitive damages shall be awarded in any such arbitration.

e)	Notwithstanding the foregoing, any Party to the Legal Dispute may require enforcement of the Arbitrators’ award before any competent court if the other Party does not comply with the award.

f)	Each Party agrees that the notification in any action, proceeding or trial referred to in this Section 8.10 shall be considered effectively made if remitted to the addresses specified in Section 8.2 hereof.

g)	To the extent, if any, to which any of the Sellers or Buyer or any of their respective properties may be deemed to have or hereafter to acquire immunity on the ground of sovereignty or otherwise, from any arbitral or judicial process or proceeding to enforce this Agreement or to collect amounts due hereunder (including, attachment proceedings prior to judgment or in aid thereof) in any jurisdiction (whether arbitral or judicial), each of the Sellers and the Buyer hereby waives such immunity and agrees not to claim the same.

h)	The Parties consent that any state or federal court located in the Borough of Manhattan, the City of New York, shall have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and with respect to the enforcement of any award rendered in any arbitration conducted thereunder.

i)	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

j)	Each Party waives any right or claim to post bond for costs (excepción de arraigo) in connection with the enforcement of an arbitration award.

8.11        Publicity.

Except by prior mutual consent, neither Sellers nor Buyer shall issue any press releases or make any other public announcement or statement concerning this Agreement and the Transactions contemplated hereby. Nothing in this Section 8.11 shall prevent any Party from making any announcement required by Applicable Law, provided that the Party subject to such requirement shall make a good faith effort to obtain the consent of the other Party to the text of the relevant announcement, and such other Party shall not withhold its consent unreasonably.

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8.12       Confidentiality.

a)	Each Party to this Agreement will hold, and will use all reasonable efforts to cause its Affiliates and Representatives to hold in strict confidence from any other Person (other than any such Affiliates or Representatives or in the case of any Party that is a fund, to any investor thereof), unless (i) compelled by judicial or administrative process (including, without limitation, in connection with obtaining any necessary approval of Governmental Authorities of this Agreement and the Transactions contemplated hereby) or by other requirements of Applicable Law; or (ii) disclosed in an action, suit or proceeding brought by or against a Party to this Agreement in pursuit of its rights or in the exercise of its remedies under this Agreement, all documents and information (“Confidential Information”) concerning the other Party or any of its Affiliates furnished to it by the other Party or on behalf of such other Party in connection with this Agreement or with the Transactions contemplated hereby, except to the extent that such documents or information were (x) previously known by the Party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (z) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential.

b)	In the event that any Party to this Agreement or any of their respective Affiliates or Representatives (the “Disclosing Party”) is required by Applicable Law to disclose any Confidential Information, such Disclosing Party will promptly notify the other Party in writing so that such other Party may seek a protective ruling and/or other motion filed to prevent the production or disclosure of the Confidential Information. If such motion is not timely brought or, if so brought, is denied, then such Disclosing Party may disclose only such portion of the Confidential Information which (i) is required by Applicable Law to be disclosed, provided that, the Disclosing Party will use all reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (ii) the other Party consents, in writing, to being disclosed. The Disclosing Party will continue to be bound by its obligations pursuant to this Section 8.12 (b) for any Confidential Information that is not required to be disclosed pursuant to subparagraph (i) above, or that has been afforded protective treatment pursuant to a motion brought pursuant to this Section 8.12(b).

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8.13       No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their respective successors, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

8.14       Several but not Joint Liability.

Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Sellers, they shall be severally and not jointly responsible in respect of it.

8.15       [Intentionally left blank.]

8.16       Definitions.

Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings given to such terms below:

“Affiliate” means, as to any Person, any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“4.0” shall have the meaning specified in the Recitals.

“Agreement” shall have the meaning specified in the Preamble.

“Aggregate Threshold” shall have the meaning specified in Section 6.2(b).

“Applicable Law” means, with respect to any Person, any and every federal, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, judgment, decision, requirement or rule of law of any Governmental or Regulatory Authority to which such Person or any of its activities or any of its assets or properties is subject.

“Arbitration Rules” shall have the meaning specified in Section 8.10(a).

“Arbitrators” shall have the meaning specified in Section 8.10(a).

“Argentina” means the Republic of Argentina.

“Bankruptcy and Equity Exception” shall have the meaning specified in Section 3.2(a).

“breach” means, with respect to any Representation and Warranty, any inaccuracy thereof.

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“Business Day” means any day on which financial institutions in New York City (or, with respect to any payment obligations of the Parties hereunder, in the relevant jurisdiction in which such payment is to be made) are open for the transaction of business.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer Material Adverse Effect” means any change, event, circumstance or development that individually, or in the aggregate with all other changes, events, circumstances or developments has or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Transactions in accordance with the terms of this Agreement.

“Capital Increase” shall have the meaning specified in Section 2.1.

“Claim Notice” means either a Recoverable Claim Notice or a Third Party Claim Notice.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the Recitals.

“Confidential Information” shall have the meaning specified in Section 8.12(a).

“Consolidated Reference Financial Statements” shall have the meaning specified in Section 4.9(b).

“Contingent Liabilities” means those Liabilities that are not absolute but, in accordance with Relevant GAAP, must be recorded or disclosed (either by a provision, an accrual or a note) in the financial statements.

“Contract” shall mean any written or oral contract, agreement, note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, lease or other instrument, commitment or obligation of any kind.

“Disclosing Party” shall have the meaning specified in Section 8.12(b).

“Disclosure Schedules” means the Schedules to this Agreement, including any modifications or amendments thereto as agreed to by the Parties.

“Dollars” or “US$” means the lawful currency of the United States of America.

“Employee Benefit Plan” means each U.S. and foreign plan, program, policy, payroll practice, contract, agreement or other arrangement providing for retirement, health, disability, severance, termination pay, compensation, performance-based awards, cash awards, stock or equity based awards, fringe benefits or other employee benefits of any kind, whether qualified or nonqualified, formal or informal, funded or unfunded, written or oral.

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“Endeavor” shall have the meaning specified in the Preamble.

“Endeavor Option” means the stock option granted to Endeavor Catalyst Inc. pursuant to that certain Stock Option Agreement dated December 10, 2012, by and between the Company and Endeavor Catalyst Inc.

“Environmental Laws” means any and all Applicable Laws of the jurisdictions where the Globant Subsidiaries operate related to Environmental Matters.

“Environmental Matters” means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of the public or employees, sanitation, and any matters relating to emissions, discharges, Releases or threatened Releases of Environmentally Relevant Materials or otherwise arising out of, resulting from or relating to the presence, manufacture, packaging, labeling, processing, distribution, use, generation, treatment, storage, disposal, transport or handling or exposure to Environmentally Relevant Materials or arising out of, resulting from, or relating to compliance with Environmental Laws.

“Environmentally Relevant Materials” means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, residual materials, constituents or chemicals that are regulated by, or form the basis for liability under any Environmental Laws, including but not limited to petroleum products, asbestos and radioactive materials.

“Founders” shall mean, collectively, MM, MU, NN and GE.

“Fraud” means actual fraudulent acts or omissions of any Seller or the Company or the Buyer.

“FTV III” shall have the meaning specified in the Preamble.

“FTV IIIN” shall have the meaning specified in the Preamble.

“Financial Statements” shall have the meaning specified in Section 4.9(b).

“Fundamental Representations and Warranties” means the Representations and Warranties described in Sections 4.1, 4.2, 4.4 and 4.5.

“Governmental or Regulatory Authority” means any government or any provincial, municipal or other political subdivision thereof, or any governmental body, agency, authority or instrumentality (including any court or tribunal).

“Globant Brazil” shall have the meaning specified in the Recitals.

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“Globant LLC” shall have the meaning specified in the Recitals.

“Globant Lux” shall have the meaning specified in the Recitals.

“Globant Lux Shares” shall have the meaning specified in the Recitals.

“Globant Subsidiaries” shall have the meaning specified in the Recitals.

“GS Mexico” shall have the meaning specified in the Recitals.

“IAFH” shall have the meaning specified in the Recitals.

“Indebtedness” of any Person means all obligations of such Person for or in respect of money borrowed or any other transaction that in substance is in the nature of a borrowing, including any sale and leaseback transaction.

“Indemnification Agreement” shall mean the indemnification agreement executed by the Company and the New Shareholder Director, pursuant to which the Company indemnifies the New Shareholder Director on the same terms as provided for the other Directors of the Company, in the form attached hereto as Exhibit 1.4(b)(iv).

“Indemnified Party” shall have the meaning specified in Section 6.2(a).

“Intellectual Property” means all intellectual property and intellectual property rights and rights in confidential information of every kind and description throughout the world, including (i) all patents, designs and industrial models; (ii) all trademarks, service marks, slogans and logos; (iii) all copyrights and software; (iv) all trade names and unregistered marks; (v) all technology, know-how, trade secrets, improvements, processes, product formulae and discoveries; (vi) all trademark licenses, service mark licenses, software or copyright licenses, royalty agreements, patent licenses, assignments, grants and contracts with employees or others relating in whole or in part to the registration of trademarks, service marks and copyrights, disclosure, assignment, or patenting of any inventions, discoveries, improvements, processes, formulae, trade secrets, or other know-how; (vii) rights of publicity, privacy, and rights to personal information, and (viii) all rights in the foregoing and in other similar intangible assets.

“ITO” shall have the meaning specified in the Recitals.

“ITO Holdings” shall have the meaning specified in the Recitals.

“Joinder Agreement” means the Joinder Agreement by and among the Sellers, the Company and the Buyer, dated as of the date hereof.

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“Knowledge” means, with respect to any Person, (a) the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person if an entity); and (b) the knowledge that reasonably would have been acquired by such Person after making due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including such inquiry of those key employees and consultants of such Person who could be reasonably be expected to have actual knowledge of the matters in question.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

“Liens” means, without limitation, pledges, liens, charges, mortgages, fiduciary rights, court or administrative attachment orders, encumbrances, easements, usufructs, contractual rights of third parties, occupation by third parties by right or de facto, trusts, options and restrictions of any kind, provided that, with respect to Globant Lux Shares, or Globant Subsidiaries transfer restrictions under Applicable Law and the articles of association or other organizational documents of the Company, the Globant Subsidiaries and the Existing Shareholder’s Agreement (as defined in the Joinder Agreement), as amended, shall not be considered Liens.

“Loss” means any and all actual damages, fines, fees, penalties, interest, Liabilities, obligations, amounts paid in settlement, losses, reductions of net worth or value, and other expenses (including, without limitation, costs of investigation, attorneys’ fees and other court costs).

“Lux Reorganization” means the corporate organization by virtue of which (A) ITO was converted from a sociedad limitada under Spanish law into a sociedad anónima under Spanish law, (B) the Sellers incorporated the Company as a corporation under the laws of the Grand Duchy of Luxembourg, (C) contributed their respective shareholdings in ITO into the Company (except for RW Parallel B, RW CP, RW Parallel A., FTV III. and FTV IIIN, which contributed into the Company their respective participations in ITO Holdings and RW Holdings themselves shareholders of ITO), implemented through a Contribution Agreement dated December 5, 2012, a copy of which is attached hereto as Schedule 8.16.(a), and as a result of which the Company owns, directly or indirectly, 100% of the capital stock and voting rights of the Globant Subsidiaries, as shown in the organizational chart attached hereto as Schedule 8.16.(b), and (D) the Company assumed obligations and liabilities of ITO.

“Material Adverse Change” means one or more events, circumstances, conditions or changes which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

“Material Adverse Effect” means any effect that individually or in the aggregate is, or could reasonably be expected to be, materially adverse to the business activities, operations, results of operations or financial condition of the Company or any Globant Subsidiary; provided that any events, circumstances, conditions, changes or effects resulting from (a) changes in Argentine or worldwide economic conditions generally, or (b) the announcement or performance of this Agreement or the transactions contemplated hereby, shall not be taken into account in determining the existence of a Material Adverse Effect.

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“Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by Applicable Law) reasonably necessary to cause such result, which actions may include: (a) voting or providing a written consent or proxy with respect to the Shares of the Company; (b) causing the adoption of Shareholders’ resolutions and amendments to the Organizational Documents of the Company or any of the Globant Subsidiaries; (c) removing any members of the Board of the Company or a Globant Subsidiary (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action) in the event they do not in such capacity take actions consistent with the Necessary Action; (d) executing agreements and instruments; and (e) making, or causing to be made, with Governmental or Regulatory Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.

“Newly Issued Shares” shall have the meaning specified in the Recitals.

“Non-Competition Agreements” means the Non-Competition Agreements entered into between the Company and each of the Founders on the date hereof.

“Paldwick” shall have the meaning specified in the Preamble.

“Party” and “Parties” shall have the meaning specified in the Preamble.

“Permits” means, with respect to any Person, all permits, concessions, approvals, identification numbers, licenses, registrations, notices, authorizations, certificates and consents, from any Governmental Authorities necessary to conduct the business of a Person as presently conducted and to own and operate its assets and properties and own shares or quotas under Argentine law.

“Person” means a corporation, association, limited liability company, joint venture, partnership, trust, business, individual, government or political subdivision thereof, or Governmental or Regulatory Authority.

“Pre-Closing Periods” means all Tax periods ending on or before the Purchase Closing Date and, with respect to any Tax period that includes but does not end on the Purchase Closing Date, the portion of such period that ends on and includes the Purchase Closing Date.

“Pro Rata Participation” means, with respect to a Seller, the quotient obtained by dividing (i) the aggregate number of shares transferred by such Seller as of the Purchase Closing Date by (ii) the aggregate number of shares held by all Sellers as of the Closing Date. For the avoidance of doubt, the relevant Pro Rata Participation of each Seller is specified in Exhibit B hereto.

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“Purchase Closing” shall have the meaning specified in Section 1.3.

“Purchase Closing Date” shall have the meaning specified in Section 1.3.

“Purchase Transaction” shall have the meaning specified in Section 1.1.

“Purchase Price” shall have the meaning specified in Section 1.2.

“Purchased Shares” shall have the meaning specified in the Recitals.

“Recoverable Amount” shall have the meaning specified in Section 6.2(a).

“Recoverable Claim Notice” shall have the meaning specified in Section 6.5(a).

“Related Party” means a Relative, a Director, a consultant or an employee of the Company or of any Globant Subsidiary, a Relative of such Director, consultant or employee or an Affiliate of any of the above with the exception of the Company and the Globant Subsidiaries.

“Related Party Contract” means a contract, agreement, understanding or proposed transaction between the Company or a Globant Subsidiary and one or more Related Parties.

“Relative” means any Person who is within the fourth degree of kindred by blood or affinity with any Director of the Company or of any Globant Subsidiary.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping or disposing (or threat of the same occurring) into the environment.

“Relevant Closing Date” means the Purchase Closing Date, in the case of the Purchase Transaction, and the Subscription Closing Date, in the case of the Subscription Transaction.

“Relevant Fiscal Year End” means the date of closing of the last audited financial statements of the Company and, if applicable, of any Globant Subsidiary.

“Relevant GAAP” means generally accepted accounting principles, as in effect from time to time in the jurisdiction where the relevant company is organized.

“Representations and Warranties” means the representations and warranties contained in this Agreement.

“Representatives” means, with respect to any Person, that Person’s officers, directors, trustees, employees, agents, counsel, accountants, financial advisors, consultants and other agents and representatives.

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“Reset Agreement” means the Price Reset Agreement by and among the Sellers and the Buyer, dated as of the date hereof.

“Returns” means all returns, declarations, reports, estimates, information returns, refund claims, and statements of any nature regarding Taxes, including amendments thereto.

“RW Capital” shall have the meaning specified in the Preamble.

“RW CP” shall have the meaning specified in the Preamble.

“RW Parallel A” shall have the meaning specified in the Preamble.

“RW Parallel B” shall have the meaning specified in the Preamble.

“RW Holdings” shall have the meaning specified in the Recitals.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” shall have the meaning specified in Section 3.7.

“Sellers” shall have the meaning specified in the Preamble.

“Sellers’ Account” means the accounts of each of the Sellers specified in Exhibit 1.2.

“Seller Material Adverse Effect” means any change, event, circumstance or development that individually, or in the aggregate with all other changes, events, circumstances or developments, has or would reasonably be expected to have a material adverse effect on the ability of the relevant Seller to consummate the Transactions in accordance with the terms of this Agreement.

“SG Chile” shall have the meaning specified in the Recitals.

“SG Uruguay” shall have the meaning specified in the Recitals.

“Sistemas Colombia” shall have the meaning specified in the Recitals.

“Sistemas Globales” shall have the meaning specified in the Recitals.

“Sistemas Globales Buenos Aires” shall have the meaning specified in the Recitals.

“Sistemas UK” shall have the meaning specified in the Recitals.

“SP Creation” shall have the meaning specified in the Recitals.

“Subscription Closing” shall have the meaning specified in Section 2.3.

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“Subscription Closing Date” shall have the meaning specified in Section 2.3.

“Subscription Price” shall have the meaning specified in Section 2.2.

“Subscription Transaction” shall have the meaning specified in Section 2.1.

“Tax Matters”, “Tax” or “Taxes” means any taxes including income (net or gross), gross receipts, profits, alternative or add-on minimum, assets, turnover, franchise, license, capital, capital stock, intangible, services, premium, transfer, sales, use, ad-valorem, value-added, payroll, wage, severance, employment, social security, retirement, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding, or estimated taxes), fees, duties, assessments, withholdings or governmental charges of a tax nature including any and all such taxes which should have been collected and paid to any governmental body on behalf of third parties, including with respect to each item any interest, adjustments, penalties, or additions.

“Terraforum” shall have the meaning specified in the Recitals.

“Transaction Agreements” means this Agreement, the Joinder Agreement, the Reset Agreement, the Indemnification Agreement and the Non-Competition Agreements, together with the exhibits and schedules hereto and thereto.

“Transactions” shall have the meaning specified in Section 3.2(a).

“Third Party Claim” shall have the meaning specified in Section 6.5(b).

“Third Party Claim Notice” shall have the meaning specified in Section 6.5(b).

“Unknown Contingent Liabilities” means all Contingent Liabilities of each of the Company and the Globant Subsidiaries, which (i) are not included in the Disclosure Schedules, and (ii) to the Sellers’ Knowledge, on the Relevant Closing Date, did not exist on the Relevant Closing Date, it being understood that all Liabilities resulting from breaches of the Representations and Warranties described in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8 and 3.9 shall not be considered Unknown Contingent Liabilities, whether known or unknown to the Sellers. For purposes of this definition, Sellers’ Knowledge shall mean the actual knowledge of a Seller (including the actual knowledge of the officers and directors of such Seller if an entity).

7.17       Spousal Consent.

Mrs. Carolina Pinciroli, Martín Migoya’s spouse, Mrs. María Victoria Albornoz, Martín Gonzalo Umaran’s spouse, Mrs. Silvana Laura Gaggiotti, Néstor Augusto Nocetti’s spouse and Mrs. María Alejandra Fasce, Guibert Andrés Englebienne’s spouse, execute this Agreement to express their consent with the transactions contemplated hereunder in accordance with section 1,277 of the Argentine Civil Code.

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[Signature pages follow]

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IN WITNESS WHEREOF, each of the Parties hereto has executed, or caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date first above written.

Globant S.A.

By:
Name:
Title:

Riverwood Capital LLC.
By:
Title:

Paldwick S.A.
By:
Title:

Martin Migoya

Martin Gonzalo Umaran

Néstor Augusto Nocetti

Guibert Andrés Englebienne

RIVERWOOD CAPITAL PARTNERS L.P.

By:	RIVERWOOD CAPITAL L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:
Name:
Title:

RIVERWOOD CAPITAL PARTNERS (PARALLEL – A) L.P.

By:	RIVERWOOD CAPITAL L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:
Name:
Title:

RIVERWOOD CAPITAL PARTNERS (PARALLEL – B) L.P.

By:	RIVERWOOD CAPITAL L.P., its general partner

By:	Riverwood Capital GP Ltd., its general Partner

By:
Name:
Title:

FTVentures III L.P.
By:
Title:

FTVentures IIIN L.P.
By:
Title:

By:	WPP Luxembourg Gamma Three S.à r.l.

By:
Title:

By:
Title: